Exhibit (a)(1)

        U.S. Offer to Purchase for Cash

All Outstanding American Depositary Shares
of
 Wimm-Bill-Dann Foods OJSC
for
 970.925 Russian Rubles Per American Depositary Share
(Payable in U.S. Dollars)
by
 Pepsi-Cola (Bermuda) Limited
a subsidiary of
 PepsiCo, Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 P.M. NOON, NEW YORK CITY TIME, ON MONDAY, MAY 16, 2011, UNLESS THE U.S. OFFER IS EXTENDED.

Please note that The Depository Trust Company and its participants, including the custodians for Euroclear and Clearstream, will establish their own cut-off dates and times for the tender of American Depositary Shares, which will be earlier than the expiration of the U.S. Offer.

        Pepsi-Cola (Bermuda) Limited, a subsidiary of PepsiCo, Inc., is offering to acquire all outstanding American Depositary Shares ("ADSs") of Wimm-Bill-Dann Foods OJSC, an open-joint stock company organized under the laws of the Russian Federation ("WBD"), each representing one-fourth of one ordinary share of WBD, par value 20 Russian rubles per share, upon the terms set forth in this U.S. Offer to Purchase and in the related ADS Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "U.S. Offer"). We are offering to pay 970.925 Russian rubles for each ADS in cash, without interest, payable in U.S. dollars as converted during the period it takes to complete the conversion following receipt of the Russian ruble payment by Deutsche Bank Trust Company Americas, the tender agent for the U.S. Offer. The Russian rubles will be converted to U.S. dollars at the spot market conversion rates available to Deutsche Bank Trust Company Americas (the "ADS Depositary") during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less fees under the ADS depositary agreement of $0.05 per tendered ADS for cancellations, $0.02 per tendered ADS for cash distributions and applicable taxes and other governmental charges, if any ("Fees and Deductions"). PepsiCo will pay the ADS Depositary's expenses associated with the re-registration and transfer of tendered ADSs and shares represented by tendered ADSs, if any. There are no conditions to the U.S. Offer and, as a result, all ADSs validly tendered and not withdrawn will be accepted for payment.

        We currently own approximately 77% of the ordinary shares of WBD, which we acquired from certain selling shareholders pursuant to a purchase agreement dated December 1, 2010 and through open-market purchases of ADSs. Under Russian law, as a result of our ownership interest in WBD, we are required to launch a separate, mandatory cash tender offer in the Russian Federation for all outstanding ordinary shares of WBD (the "Russian Offer") for 3,883.70 Russian rubles per ordinary share, which is the same price being offered in the U.S. Offer (before adjustments to reflect the four-to-one ratio of ADSs to ordinary shares, foreign currency conversion and Fees and Deductions). The price being offered in the Russian Offer (and by extension the price being offered in the U.S. Offer) was established in accordance with Russian law.

        This U.S. Offer to Purchase and the related ADS Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the U.S. Offer.

March 10, 2011

 IMPORTANT

        If you desire to tender all or a portion of your ADSs in the U.S. Offer, this is what you must do:

    •
    If you are a registered holder of ADSs (i.e., you hold your ADSs directly on the books of the ADS Depositary) and you hold registered American Depositary Receipts ("Receipts"), you may tender your ADSs to Deutsche Bank Trust Company Americas (the "U.S. Tender Agent") by completing and executing the ADS Letter of Transmittal in accordance with its instructions, and delivering it, together with the Receipts evidencing your ADSs and any other documents specified in the ADS Letter of Transmittal, to the U.S. Tender Agent before the expiration of the U.S. Offer. Your signature on the ADS Letter of Transmittal in some circumstances must be guaranteed by a financial institution eligible to do so.

    •
    If you are a beneficial holder of ADSs (i.e., you hold your ADSs in a brokerage or custodian account through an agent, including a broker, dealer, bank, trust company or other financial intermediary), you may only participate in the U.S. Offer by instructing your agent to electronically tender your ADSs on your behalf through The Depository Trust Company ("DTC") PTOP System. Your agent must then tender your ADSs electronically through DTC PTOP System in accordance with the instructions, procedures and deadlines established by DTC. As you may only tender through your agent, you should contact your agent promptly in order to obtain information regarding the procedures established by your agent for valid tenders and to obtain information regarding any earlier cut-off times or dates that have been established for your valid tender by either DTC or your agent.

        See "The Offer—Section 4—Procedure for Tendering ADSs" for more information about the procedures for tendering your ADSs.

* * *

        Questions and requests for assistance may be directed to the U.S. Information Agent at its address and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the related ADS Letter of Transmittal and other related materials may be obtained from the U.S. Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

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iii

SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this U.S. Offer to Purchase and the related ADS Letter of Transmittal. You are urged to read carefully this U.S. Offer of Purchase and the related ADS Letter of Transmittal in their entirety. PepsiCo and Purchaser have included cross-references in this summary term sheet to other sections of this U.S. Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning WBD contained herein and elsewhere in this U.S. Offer to Purchase has been provided to PepsiCo and Purchaser by WBD or has been taken from or is based upon publicly available documents or records of WBD on file with the U.S. Securities and Exchange Commission (the "SEC") or other public sources at the time of the U.S. Offer. PepsiCo and Purchaser have not independently verified the accuracy and completeness of the information. PepsiCo and Purchaser have no knowledge that would indicate that any statements contained herein relating to WBD provided to PepsiCo and Purchaser or taken from or based upon the documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding American Depositary Shares of Wimm-Bill-Dann Foods OJSC.
Price Offered per ADS
970.925 Russian rubles in cash, without interest, payable in U.S. dollars as converted during the period it takes to complete the conversion following receipt of the Russian ruble payment by the U.S. Tender Agent. The Russian rubles will be converted to U.S. dollars at the spot market conversion rates available to the ADS Depositary during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less Fees and Deductions. PepsiCo will pay the ADS Depositary's expenses associated with the re-registration and transfer of tendered ADSs and shares represented by tendered ADSs, if any.
Scheduled Expiration of Offer	12:00 p.m. noon, New York City time, on Monday, May 16, 2011, unless the U.S. Offer is otherwise extended.
Purchaser	Pepsi-Cola (Bermuda) Limited, a company incorporated under the laws of Bermuda and a subsidiary of PepsiCo, Inc.

Background

        On December 1, 2010, we, Pepsi-Cola (Bermuda) Limited ("Purchaser"), a subsidiary of PepsiCo, Inc. a North Carolina corporation ("PepsiCo" and collectively with Purchaser and PepsiCo's other subsidiaries, the "PepsiCo Group"), entered into an agreement with certain shareholders and subsidiaries of WBD to acquire ordinary shares, par value 20 Russian rubles per share ("Shares"), ADSs and Global Depositary Shares ("GDSs") representing approximately 66% of the outstanding Shares of WBD (the "Purchase Agreement"). Each ADS and each GDS represents one-quarter of one Share. ADSs are identified by CUSIP # 97263M 10 9 and ISIN # US97263M1099 and GDSs are identified by CUSIP # 97263M307 and ISIN # US97263M3079. The purchases under the Purchase Agreement, at a price of $132 per Share ($33 per ADS and GDS), were completed on February 3, 2011. In addition, between December 2, 2010 and January 31, 2011, as disclosed in our Schedule 13D filings, we acquired a total of 19.5 million ADSs in open-market purchases at a weighted average price of $32.11 per ADS. Currently, we own 33,872,319 Shares, which is approximately 77% of the outstanding Shares.

        As a result of our acquisition of more than 30% of the Shares, we are required, under Russian law, to make the Russian Offer for all Shares, wherever located, including Shares underlying ADSs. Russian law, however, prohibits the inclusion of ADSs in the Russian Offer. To facilitate the participation of ADS holders in the Russian Offer, we are commencing the U.S. Offer, open to all ADS holders, wherever located (the U.S. Offer and the Russian Offer being referred to collectively as the "Offers"), at the same price being offered in the Russian Offer (before adjustments to reflect the four-to-one ratio of ADSs to Shares, foreign currency conversion and Fees and Deductions). For more information, see "The Offer—Section 1—Background of the U.S. Offer".

        We are offering to pay 970.925 Russian rubles in cash per ADS, without interest, upon the terms set forth in this U.S. Offer to Purchase and in the related ADS Letter of Transmittal. ADS holders who tender in the U.S. Offer will be paid the U.S. Offer price in U.S. dollars as converted during the period it takes to complete the conversion following receipt of the Russian ruble payment by the U.S. Tender Agent. The Russian rubles will be converted to U.S. dollars at the spot market conversion rates available to the ADS Depositary during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less Fees and Deductions. PepsiCo will pay the ADS Depositary's expenses associated with the re-registration and transfer of tendered ADSs and Shares represented by tendered ADSs, if any. If you have any questions regarding transaction fees, please contact the U.S. Tender Agent or Innisfree M&A Incorporated (the "U.S. Information Agent"), at the telephone numbers listed on the back cover of this U.S. Offer to Purchase. We expect the conversion from Russian rubles to U.S. dollars and the subsequent payment of U.S. dollars to validly tendering ADS holders to occur no later than 15 days after the expiration of the U.S. Offer. See "The Offer—Section 3—Acceptance for Payment and Payment".

        The distribution of this U.S. Offer to Purchase may, in some jurisdictions, be restricted by law. This U.S. Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or resale is not permitted or would be unlawful prior to registration or qualification under the laws of any such jurisdiction.

        In this U.S. Offer to Purchase, unless the context otherwise requires, the terms "we," "our" and "us" refer to Purchaser.

        If you have questions or need additional copies of this U.S. Offer to Purchase or the related ADS Letter of Transmittal, you can contact the U.S. Information Agent at the address or the telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

Who is offering to buy my ADSs?

        Our name is Pepsi-Cola (Bermuda) Limited. We are a company incorporated under the laws of Bermuda and a subsidiary of PepsiCo. As of the date of this U.S. Offer to Purchase, the PepsiCo Group owns approximately 77% of the Shares outstanding (based on 44,000,000 Shares outstanding according to WBD's Form 20-F for the year ended December 31, 2009). See "The Offer—Section 1—Background of the U.S. Offer" and "The Offer—Section 10—Certain Information Concerning Purchaser and PepsiCo".

What and how many securities are you offering to purchase?

        In the U.S. Offer, we are offering to purchase all of the outstanding ADSs not owned by the PepsiCo Group. In the Russian Offer, we are required, under Russian law, to offer to purchase all Shares, wherever located, including Shares underlying ADSs. Under Russian law, however, the Russian Offer cannot include the ADSs themselves.

How much are you offering to pay for my securities and what is the form of payment?

        For each ADS, we are offering to pay 970.925 Russian rubles in cash, without interest, payable in U.S. dollars as converted during the period it takes to complete the conversion following receipt of the Russian ruble payment by the U.S. Tender Agent. The Russian rubles will be converted to U.S. dollars at the spot market conversion rates available to the ADS Depositary during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less Fees and Deductions. Thus, at the time that you tender your ADSs, you will not be able to determine the exact U.S. dollar amount that you will receive in the U.S. Offer. The price we are offering to pay in the U.S. Offer is equal to the price we are offering to pay in the Russian Offer (before adjustments to reflect the four-to-one ratio of ADSs to Shares, foreign currency conversion and Fees and Deductions). PepsiCo will pay the ADS Depositary's expenses associated with the re-registration and transfer of tendered ADSs and Shares represented by tendered ADSs, if any. If you have any questions regarding transaction fees, please contact the U.S. Tender Agent or the U.S. Information Agent at the telephone numbers listed on the back cover of this U.S. Offer to Purchase.

When will I be paid for my tendered ADSs?

        Upon the expiration of the U.S. Offer, the U.S. Tender Agent will cause the Shares underlying tendered ADSs to be tendered in the Russian Offer in accordance with the procedures and deadlines for the Russian Offer. After the Shares underlying the ADSs are tendered in the Russian Offer and all other required documentation has been submitted by the U.S. Tender Agent to us and the actual share transfer has occurred, we will pay the U.S. Tender Agent in Russian rubles for the Shares. The U.S. Tender Agent will then instruct the ADS Depositary to convert the Russian rubles received to U.S. dollars.

        We expect the conversion from Russian rubles to U.S. dollars and the subsequent payment of U.S. dollars to validly tendering ADS holders to occur no later than 15 days after the expiration of the U.S. Offer. See "The Offer—Section 3—Acceptance for Payment and Payment".

How was the offer price for the U.S. Offer determined?

        U.S. law requires that the U.S. Offer consideration be equal to the consideration in the Russian Offer. Russian law requires that the offer price be no lower than:

  •
  the highest price at which we directly or indirectly acquired or offered to acquire Shares (but not ADSs or GDSs) within six months before delivery of the mandatory tender offer materials to WBD; and

  •
  the average stock price of the Shares quoted by a Russian stock exchange for the six months preceding the date of our filing notice of the mandatory tender offer with the Russian Federal Service for Financial Markets (the "FSFM").

        Therefore, the offer price for the Offers is equal to the purchase price of $132 per Share paid on February 3, 2011 under the Purchase Agreement, converted into Russian rubles at the Central Bank of Russia rate on February 3, 2011, the date of the closing of that acquisition, which is 3,883.70 Russian rubles per Share. Each ADS represents one-fourth of one Share and thus the U.S. Offer price is 970.925 Russian rubles per ADS. See "The Offer—Section 2—Terms of the U.S. Offer".

Can I choose the currency of the cash that I receive?

        No. If you tender in the U.S. Offer, the net proceeds that you will receive for your ADSs will be paid in U.S. dollars.

Why are there separate U.S. and Russian Offers?

        We are required, under Russian law, to conduct the Russian Offer because we have acquired more than 30% of the outstanding Shares. We are conducting the U.S. Offer to facilitate the participation of ADS holders in the Russian Offer because Russian law does not allow ADSs to be tendered in the Russian Offer. See "The Offer—Section 1—Background of the U.S. Offer—Russian Mandatory Tender Offer and the Dual Offer Structure".

What are the principal differences between the U.S. Offer and the Russian Offer?

        The material terms of the Offers are substantially the same, other than:

  •
  The U.S. Offer is for ADSs and the Russian Offer is for Shares.

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  The U.S. Offer will expire at 12:00 P.M. noon, New York City time, on Monday, May 16, 2011, unless the U.S. Offer is extended (the "U.S. Expiration Date"), three business days prior to expiration of the Russian Offer, in order to allow the Shares underlying the ADSs that were tendered in the U.S. Offer to be subsequently tendered in the Russian Offer.

  •
  The U.S. Offer will allow the withdrawal of all tendered ADSs until we accept the tendered ADSs for payment. Russian law does not specifically provide for withdrawal rights as contemplated by U.S. law. Under Russian law, however, shareholders may submit amended acceptance notices any time during the Russian Offer, which can decrease the number of Shares tendered, but not to less than one Share. This is similar, but not identical to the withdrawal rights that are required by U.S. law.

  •
  Shareholders who tender in the Russian Offer will receive Russian rubles as required by Russian law. ADS holders who tender in the U.S. Offer will not receive Russian rubles.

What are the conditions to the U.S. Offer?

        There are no conditions to the U.S. Offer and all ADSs validly tendered and not withdrawn will be accepted.

Can I tender ADSs in the Russian Offer?

        No. You may not tender ADSs in the Russian Offer. However, if you timely surrender your ADSs to the ADS Depositary for delivery of the underlying Shares, you may, after receiving the underlying Shares, participate in the Russian Offer by timely tendering those Shares in the Russian Offer. The ADS Depositary can be reached at +1 (212) 250-9100. We note that there are risks to undertaking this process insufficiently in advance of the expiration of the Russian Offer.

Can I tender GDSs in the U.S. Offer or Russian Offer?

        No. You may not tender GDSs in either of the Offers. However, if you wish to surrender your GDSs for delivery of the underlying Shares, you need to contact Deutsche Bank Trust Company Americas (the "GDS Depositary") at +1 (212) 250-9100 or +44-207-547-6500 or whichever entity issued the GDSs to you and which holds the underlying Shares. See "The Offer—Section 1—Background of the U.S. Offer—Russian Mandatory Tender Offer and the Dual Offer Structure".

If I am a holder of Shares, can I tender my Shares in the U.S. Offer?

        No. If you hold Shares you may not tender your Shares in the U.S. Offer. Holders of Shares may participate in the Offers by either (i) tendering Shares in the Russian Offer or (ii) depositing Shares with Deutsche Bank Moscow, the custodian for the ADS Depositary (the "ADS Custodian"), in exchange for ADSs and then tendering those ADSs in the U.S. Offer. If you are a U.S. holder of

Shares, Purchaser will pay the ADS Custodian's fees for exchanging your Shares for ADSs if such ADSs are subsequently tendered in the U.S. Offer. Shareholders who wish to deposit their Shares into the ADS facility in exchange for ADSs are advised to do so as promptly as practicable to afford sufficient time to tender the related ADSs in the U.S. Offer. To maximize your chance to effect a timely exchange of Shares and subsequent tender of ADSs, we recommend that you exchange your Shares for ADSs not later than April 11, 2011 and tender your ADSs promptly thereafter and prior to the U.S. Expiration Date.

        For information regarding how to tender your Shares in the Russian Offer or to obtain a copy of the Russian mandatory tender offer document, contact Orient Capital at +44-207-776-7574. For information about exchanging your Shares for ADSs, please contact the ADS depositary at (212) 250-9100. See "The Offer—Section 1—Background of the U.S. Offer—Russian Mandatory Tender Offer and the Dual Offer Structure".

How do I tender my ADSs?

        If you are a registered holder of ADSs (i.e., you hold your ADSs directly on the books of the ADS Depositary) and you hold registered American Depositary Receipts ("Receipts"), you may tender your ADSs to the U.S. Tender Agent by completing and executing the ADS Letter of Transmittal in accordance with its instructions, and delivering it, together with the Receipts evidencing your ADSs, if applicable, and any other documents specified in the ADS Letter of Transmittal, to the U.S. Tender Agent before the U.S. Expiration Date. Your signature on the ADS Letter of Transmittal in some circumstances must be guaranteed by a financial institution eligible to do so.

        If you are a beneficial holder of ADSs (i.e., you hold your ADSs in a brokerage or custodian account through an agent, including a broker, dealer, bank, trust company or other financial intermediary), you may only participate in the U.S. Offer by instructing your agent to electronically tender your ADSs on your behalf through DTC PTOP System. Your agent must then tender your ADSs electronically through DTC PTOP System in accordance with the instructions, procedures and deadlines established by DTC. As you may only tender through your agent, you should contact your agent promptly in order to obtain information regarding the procedures established by your agent for valid tenders and to obtain information regarding any earlier cut-off times or dates that have been established for your valid tender by either DTC or your agent.

        See "The Offer—Section 4—Procedure for Tendering ADSs".

Do you have the financial resources to make payment?

        Yes. We will need approximately 39.3 billion Russian rubles to purchase all Shares (including Shares which are represented by ADSs and GDSs) pursuant to the Offers and to pay related fees and expenses. To finance a portion of the Offers, and hedge our foreign exchange risk, members of the PepsiCo Group entered into term loan agreements on an arms-length basis with two WBD subsidiaries, Wimm-Bill-Dann Finance Cyprus Limited and Wimm-Bill-Dann Finance Co. Ltd., in the principal amounts of 31,372,571,970 Russian rubles and 7,355,475,000 Russian rubles, respectively. The loan agreements are unsecured, mature on February 4, 2014, and bear an interest rate per annum equal to 9.95%, payable semi-annually and on the maturity date. The remainder of the necessary funds will be obtained from available cash held by the PepsiCo Group.

        The Offers are not conditioned upon any financing arrangements or subject to a financing condition. See "The Offer—Section 11—Source and Amount of Funds".

Is your financial condition relevant to my decision to tender in the U.S. Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender ADSs and accept the U.S. Offer because:

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  the U.S. Offer is being made for all outstanding ADSs solely for cash;

  •
  as described above, we have sufficient funds and arrangements in place to fund our purchase of all outstanding ADSs; and

  •
  consummation of the U.S. Offer is not subject to any financing condition.

        See "The Offer—Section 11—Source and Amount of Funds".

What are the U.S. federal income tax consequences of participating in the U.S. Offer?

        In general, the sale of ADSs pursuant to the U.S. Offer by U.S. holders and certain non-U.S. holders will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the U.S. Offer in light of your particular circumstances. See "The Offer—Section 6—Material Tax Consequences".

What does WBD's board of directors think about the U.S. Offer?

        WBD's board of directors (the "WBD Board") has unanimously (i) determined that the purchase price per ADS set forth in the U.S. Offer is fair and reasonable and (ii) recommended that holders of ADSs accept the U.S. Offer and tender their ADSs in the U.S. Offer.

Are there any limitations on the number of ADSs that may be tendered by an ADS holder in the U.S. Offer?

        No. There are no limitations on the maximum number of ADSs that may be tendered by an ADS holder.

If I decide not to tender, what will happen to my ADSs?

        If you decide not to tender, you will continue to own your ADSs in their current form. However, once the U.S. Offer is completed, the number of ADSs that are publicly held may be so small that there may no longer be an active trading market for ADSs. In particular, as soon as practicable following completion of the U.S. Offer, to the extent permitted by applicable law, we intend to:

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  cause WBD to delist the ADSs from the New York Stock Exchange ("NYSE");

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  terminate the ADS depositary agreement; and

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  cause WBD to suspend its reporting obligations and terminate its registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        These actions would substantially reduce the information required to be furnished by WBD to ADS holders and would make certain provisions of the Exchange Act no longer applicable to WBD. See "The Offer—Section 8—Possible Effects of the Offers on the Market for ADSs".

        In addition, we intend to delist the Shares from the Russian Trading System, so Shares will no longer trade on the Russian Trading System. The absence of an active trading market would reduce the liquidity and market value of your ADSs and the underlying Shares.

        If we acquire at least 10% of the Shares in the Russian Offer and following consummation of the Offers we own at least 95% of the outstanding Shares, we intend to commence squeeze-out proceedings in accordance with Russian law to acquire any remaining Shares (including Shares represented by ADSs and GDSs), as further discussed under "The Offer—Section 8—Possible Effects of the Offers on the Market for ADSs".

How long do I have to decide whether to tender in the U.S. Offer?

        You have until the U.S. Expiration Date to tender your ADSs. The U.S. Offer may be extended from time to time, in which case, we will make a public announcement of the extension as described below. During any extension, all ADSs validly tendered and not properly withdrawn will remain subject to the U.S. Offer, subject to the right of each holder to withdraw ADSs previously tendered prior to our acceptance of tendered ADSs. We expect to accept all ADSs validly tendered and not withdrawn immediately upon expiration of the U.S. Offer. See "The Offer—Section 2—Terms of the U.S. Offer".

        If you hold your ADSs in a brokerage or custodian account through an agent, you should be aware that banks, brokers and other nominee holders of ADSs generally establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by DTC. As a result, you should consult your broker, bank or other nominee to determine the specific cut-off times and dates that are applicable to you.

Can the U.S. Offer be extended?

        Yes. We may, in our sole discretion, extend the U.S. Offer at any time or from time to time, although we do not anticipate extending the U.S. Offer.

How will I be notified if the U.S. Offer is extended?

        If we decide to extend the U.S. Offer, we will inform the U.S. Tender Agent of that fact and will make a public announcement of the extension, no later than the next business day after the previously scheduled expiration date of the U.S. Offer.

Are you providing guaranteed delivery procedures?

        No. We are not providing guaranteed delivery procedures, therefore, you may not accept the U.S. Offer by delivering a notice of guaranteed delivery. The only method for accepting the U.S. Offer is pursuant to the procedures described above, including, in the case of ADSs held by you in certificated form, delivery of those Receipts to the U.S. Tender Agent together with a properly completed ADS Letter of Transmittal.

Until what time can I withdraw tendered ADSs?

        You can withdraw some or all of the ADSs that you previously tendered in the U.S. Offer at any time prior to our acceptance of tendered ADSs. We will be deemed to have accepted for payment ADSs tendered pursuant to the U.S. Offer when, as and if we give oral or written notice of our acceptance to the U.S. Tender Agent. We expect to accept all ADSs validly tendered and not withdrawn immediately upon expiration of the U.S. Offer for the subsequent tender of the Shares represented by the tendered ADSs in the Russian Offer. If we accept your tendered ADSs upon expiration of the U.S. Offer, you will not be permitted to withdraw your tendered ADSs during the time period between the U.S. Expiration Date and the expiration of the Russian Offer or any time thereafter. See "The Offer—Section 5—Withdrawal Rights".

        If you hold your ADSs in a brokerage or custodian account through an agent, you should be aware that banks, brokers and other nominee holders of ADSs may establish their own earlier cut-off times and dates for receipt of notice of withdrawal to ensure that those instructions will be timely received by

DTC. As a result, you should consult your broker, bank or nominee to determine the specific cut-off times and dates that are applicable to you.

How do I withdraw tendered ADSs?

        If you hold your ADSs in registered form (i.e., you hold your ADSs directly on the books of the ADS Depositary) and have previously delivered an ADS Letter of Transmittal to the U.S. Tender Agent, together with Receipts evidencing your ADSs, if applicable, for a withdrawal to be effective, you must deliver a signed written notice of withdrawal, which includes all required information, to the U.S. Tender Agent. If you are a beneficial holder of ADSs and your agent has tendered ADSs on your behalf through DTC PTOP System, you need to contact the agent who tendered your ADSs to request it to make the withdrawal in accordance with the procedures of DTC. See "The Offer—Section 5—Withdrawal Rights".

What is the market value of my ADSs on a recent date?

        On December 1, 2010, the last full trading day before we announced our entry into the Purchase Agreement, the closing price of ADSs reported on the NYSE was $24.50 per ADS. On February 2, 2011, the last full trading day before the announcement of our intention to commence the Offers, the closing price of ADSs reported on the NYSE was $33.09 per ADS. On March 9, 2011, the last full trading day before the date of this U.S. Offer to Purchase, the closing price of ADSs reported on the NYSE was $33.50 per ADS. You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

Will I have to pay any brokerage fees or commissions?

        You do not have to pay any brokerage fees or commissions as long as you have your ADSs registered in your name and tender them directly to the U.S. Tender Agent. If your ADSs are held through a broker or other financial intermediary, you should consult with them as to whether or not they charge any transaction fees or service charges. If your ADSs are held through a financial intermediary and your financial intermediary tenders your ADSs on your behalf, your financial intermediary may charge a fee for doing so. You should consult your financial intermediary to determine whether any charges will apply.

Whom can I talk to if I have questions about the U.S. Offer?

        You can contact the U.S. Information Agent at the telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

        To the Holders of ADSs of Wimm-Bill-Dann Foods OJSC:

INTRODUCTION

        Purchaser, a subsidiary of PepsiCo, is offering to purchase all outstanding ADSs of WBD, from all holders of ADSs, wherever located, upon the terms set forth in this U.S. Offer to Purchase and in the related ADS Letter of Transmittal. Each ADS represents one-quarter of one Share. We are offering to pay 970.925 Russian rubles per ADS, without interest, payable in U.S. dollars as converted during the period it takes to complete the conversion following receipt of the Russian ruble payment by the U.S. Tender Agent. The Russian rubles will be converted to U.S. dollars at the spot market conversion rates available to the ADS Depositary during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less Fees and Deductions. PepsiCo will pay the ADS Depositary's expenses associated with the re-registration and transfer of tendered ADSs and Shares represented by tendered ADSs, if any. There are no conditions to the U.S. Offer and, as a result, all ADSs validly tendered and not withdrawn will be accepted.

        Concurrently with the U.S. Offer, we are also making the Russian Offer to all holders of Shares, wherever located, in accordance with Russian law, for 3,883.70 Russian rubles per Share, which is the same price being offered in the U.S. Offer (before adjustments to reflect the four-to-one ratio of ADSs to Shares, foreign currency conversion and Fees and Deductions). We are required to make the Russian Offer under Russian law because of our recently acquired ownership interest in WBD. For more information on the reasons for the Offers, see "The Offer—Section 1—Background of the U.S. Offer".

        This U.S. Offer to Purchase and the related ADS Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the U.S. Offer.

THE OFFER

1.  Background of the U.S. Offer

  Transaction Background

        On December 1, 2010, we entered into the Purchase Agreement with certain shareholders and subsidiaries of WBD to acquire Shares, ADSs and GDSs representing approximately 66% of the outstanding Shares. Each ADS and each GDS represents one-quarter of one Share. ADSs are identified by CUSIP # 97263M 10 9 and ISIN # US97263M1099 and GDSs are identified by CUSIP # 97263M307 and ISIN # US97263M3079. The purchases under the Purchase Agreement, at a price of $132 per Share ($33 per ADS and GDS), were completed on February 3, 2011. In addition, between December 2, 2010 and January 31, 2011, as disclosed in our Schedule 13D filings, we acquired a total of 19.5 million ADSs in open-market purchases at a weighted average price of $32.11 per ADS. Currently, we own 33,872,319 Shares, which is approximately 77% of the outstanding Shares.

  Russian Mandatory Tender Offer and the Dual Offer Structure

        As a result of our acquisition of more than 30% of the outstanding Shares pursuant to the Purchase Agreement, we are required, under Russian law to commence the Russian Offer for all remaining outstanding Shares, wherever located, including Shares underlying the ADSs and GDSs. Russian law, however, prohibits the inclusion of the ADSs themselves in the Russian Offer. To facilitate the participation of ADS holders in the Russian Offer, we are commencing a separate offer, the U.S. Offer, which is open to all ADS holders.

        GDS holders may not tender their GDSs in either of the Offers. However, if you hold GDSs and wish to surrender your GDSs for delivery of the underlying Shares, you need to contact the GDS Depositary at +1 (212) 250-9100 or +44-207-547-6500 or whichever entity issued the GDSs to you and which holds the underlying Shares. Only once you have surrendered your GDSs and become a holder of the underlying Shares will you be able to participate in the Russian Offer by tendering those Shares in the Russian Offer. Please contact Orient Capital at +44-207-776-7574 for information on how to participate in the Russian Offer. Please note that the process of surrendering GDSs and becoming a holder of the underlying Shares is a lengthy one which involves, among other things, your opening either a custodial account with a local custodian and Russian nominee or a personal account with WBD's registrar, Novy Registrator ZAO. You will need to commence this process well in advance of the expiration of the Russian Offer, which will occur at 6:00 p.m., Moscow time, on Thursday, May 19, 2011. We note that there are risks to undertaking this process insufficiently in advance of the expiration of the Russian Offer.

        Shares may not be tendered in the U.S. Offer. Holders of Shares who wish to participate in the Offers can tender their Shares in the Russian Offer. For information regarding how to tender your Shares in the Russian Offer or to obtain a copy of the Russian mandatory tender offer document, contact Orient Capital at +44-207-776-7574. Alternatively, holders of Shares may deposit their Shares with the ADS Custodian in exchange for ADSs and then tender the ADSs in the U.S. Offer as described in this U.S. Offer to Purchase under "The Offer—Section 4—Procedure for Tendering ADSs—Deposit of Shares in Exchange for ADSs and Delivery of ADSs". If you are a U.S. holder of Shares, Purchaser will pay any fees of the ADS Custodian associated with exchanging your Shares for ADSs to be tendered in the U.S. Offer. Holders of Shares who wish to deposit their Shares into the ADS facility in order to tender the related ADSs in the U.S. Offer are advised to do so as promptly as practicable to afford sufficient time to tender the related ADSs in the U.S. Offer. To maximize your chance to effect a timely exchange of Shares and subsequent tender of ADSs, we recommend that you exchange your Shares for ADSs not later than April 11, 2011 and tender your ADSs promptly thereafter and prior to the U.S. Expiration Date. You can contact the ADS Depositary concerning the conversion of your Shares to ADSs at (212) 250-9100.

        If you hold Shares, you may participate in the Russian Offer by submitting the required documentation to WBD's registrar, Novy Registrator ZAO, before 6:00 p.m., Moscow time, on Thursday, May 19, 2011 (the "Russian Expiration Date") and by taking all actions necessary to effect the transfer and re-registration of your Shares. For information regarding how to tender your Shares in the Russian Offer or to obtain a copy of the Russian mandatory tender offer document, contact Orient Capital at +44-207-776-7574. If you hold Shares through a custodian, you should instruct your custodian to transfer your Shares to us on your behalf in accordance with the terms of the Russian Offer.

        Under Russian law, the Russian Offer must be implemented in the following manner:

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  the Russian Offer must be open for the tender of all Shares, wherever located, but cannot include ADSs;

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  we must pay in Russian rubles for Shares tendered in the Russian Offer;

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  the offer price per Share in the Russian Offer must be no less than (i) the highest price at which we directly or indirectly acquired or offered to acquire Shares (not including acquisitions of or offers to acquire ADSs or GDSs) during the six months prior to delivery of the mandatory tender offer materials to WBD; and (ii) the weighted average price for Shares as quoted by a Russian stock exchange during the six months preceding our filing of the Russian Offer documents with the FSFM. Accordingly, the price per Share to be paid in the Russian Offer is 3,883.70 Russian rubles, which is equal to the purchase price of $132 per Share paid pursuant to the Purchase Agreement, converted into Russian rubles at the Central Bank of Russia exchange rate on the date of the completion of the transactions contemplated by the Purchase Agreement;

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  we were required to launch the Russian Offer on or around March 10, 2011;

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  the Russian Offer must expire between 70 and 80 days after commencement and we were required to specify the expiration date when we filed the Russian Offer documents with the FSFM. The Russian Offer will expire at 6:00 p.m., Moscow time, on the Russian Expiration Date, 70 days after commencement, and this expiration date can only be extended in certain limited circumstances;

  •
  to effect the transfer of tendered Shares to us, in addition to an acceptance notice, holders of Shares must submit certain other documentation within 15 days after the Russian Expiration Date, and we will be required to pay for tendered Shares within 15 days after receipt of all required documents evidencing transfer of title to your tendered Shares to us; and

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  withdrawal rights in the Russian Offer are as specified by Russian law. Russian law does not specifically provide for the same withdrawal rights that are provided under U.S. law. Under Russian law, however, only the last tender offer acceptance notice submitted by the tendering shareholder is valid, meaning a shareholder can submit amended acceptance notices at any time while the Russian Offer is open, which can decrease the number of Shares tendered, but not to less than one Share. Furthermore, Russian law allows shareholders who submitted acceptance notices to withdraw all tendered Shares, if a competing tender offer is made by a third party and such shareholders are willing to tender their Shares into the competing offer.

2.  Terms of the U.S. Offer

        U.S. law requires that the consideration in the U.S. Offer be equivalent to that paid in the Russian Offer. Therefore, we are offering to pay, for each ADS validly tendered and not withdrawn, 970.925 Russian rubles (one-fourth of the per Share price in the Russian Offer). ADS holders who tender in the U.S. Offer will be paid the U.S. Offer price in U.S. dollars as converted during the period it takes to complete the conversion following receipt of the Russian ruble payment by the U.S. Tender Agent. The Russian rubles will be converted to U.S. dollars at the spot market conversion rates available to the ADS Depositary during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less Fees and Deductions. PepsiCo will pay the ADS Depositary's expenses associated with the re-registration and transfer of tendered ADSs and Shares represented by tendered ADSs, if any. Only your ADSs that are validly tendered in the U.S. Offer, in accordance with the procedures set forth below, and not withdrawn prior to the U.S. Expiration Date, will entitle you to receive payment.

        The U.S. Offer commenced on March 10, 2011 and is open to all holders of ADSs, wherever located. The U.S. Offer will expire at 12:00 p.m. noon, New York City time, on the U.S. Expiration Date, which is three business days prior to the Russian Expiration Date. We will accept for payment ADSs that are validly tendered and not withdrawn on or prior to 12:00 p.m. noon, New York City time, on the U.S. Expiration Date. We have arranged for the U.S. Offer to expire three business days prior to the Russian Offer to enable the U.S. Tender Agent to tender in the Russian Offer the Shares underlying ADSs that are tendered in the U.S. Offer. If you hold your ADSs in a brokerage or custodian account through an agent, you should be aware that banks, brokers and other nominee holders of ADSs generally establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by DTC. Holders of ADSs are responsible for determining and complying with any applicable cut-off time and date.

        Subject to any applicable rules and regulations of the SEC, we expressly reserve the right in our sole discretion to extend the U.S. Offer at any time and from time to time for any reason, although we do not expect to extend the U.S. Offer. If we extend the U.S. Offer, we will notify the U.S. Tender Agent by written notice or oral notice confirmed in writing and we will make an announcement to that effect no later than the next business day after the previously scheduled expiration date of the U.S. Offer. We do not intend to include a subsequent offering period.

        The U.S. Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, you will be able to withdraw any tendered ADSs, in accordance with the procedures set forth in "The Offer—Section 5—Withdrawal Rights" until we accept your ADSs for payment, which we expect will occur immediately upon expiration of the U.S. Offer.

        The WBD Board unanimously (i) determined that the purchase price per ADS set forth in the U.S. Offer is fair and reasonable and (ii) recommended that holders of ADSs accept the U.S. Offer and tender their ADSs in the U.S. Offer.

        The distribution of this U.S. Offer to Purchase may, in some jurisdictions, be restricted by law. This U.S. Offer to Purchase is not an offer to purchase securities and it is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or resale is not permitted or would be unlawful prior to registration or qualification under the laws of any such jurisdiction.

3.  Acceptance for Payment and Payment

        Upon the terms of the U.S. Offer, we will accept all ADSs validly tendered, and not withdrawn, on or prior to 12:00 p.m. noon, New York City time, on the U.S. Expiration Date, unless we extend the U.S. Offer. We will be deemed to have accepted for payment ADSs tendered pursuant to the U.S. Offer when, as and if we give oral or written notice of our acceptance to the U.S. Tender Agent. After the U.S. Expiration Date, and prior to the Russian Expiration Date, the U.S. Tender Agent will cause the Shares underlying the validly tendered ADSs to be tendered in the Russian Offer and will deliver all documentation required to have those Shares transferred to Purchaser's account at Deutsche Bank Moscow. Upon receipt of all required documentation, we will deliver to Deutsche Bank Moscow, in its capacity as custodian for the U.S. Tender Agent, the aggregate Russian ruble amount required to purchase all ADSs validly tendered and not withdrawn prior to the U.S. Expiration Date. Upon our deposit of the aggregate Russian ruble amount with the custodian for the U.S. Tender Agent, our obligation to make payment for the ADSs will be satisfied, and tendering ADS holders must thereafter look solely to the U.S. Tender Agent for payment of net amounts owed to them by reason of the acceptance of ADSs pursuant to the U.S. Offer. The U.S. Tender Agent will then instruct the ADS Depositary to convert the Russian rubles received into U.S. dollars, as described below, and make the subsequent payments to validly tendering ADS holders, less Fees and Deductions. We expect the conversion from Russian rubles to U.S. dollars and the subsequent payment of U.S. dollars to validly tendering ADS holders to occur no later than 15 days after the U.S. Expiration Date.

        In the event that the aggregate amount of ADSs tendered in the U.S. Offer is not a multiple of four, the U.S. Tender Agent will transfer the one to three additional ADSs, which do not represent a full underlying Share, to Purchaser and the ADSs will not be tendered in the Russian Offer. Purchaser will, nonetheless, pay the same price and in the same manner for the one to three additional ADSs as it is paying for all other tendered ADSs.

        The conversion from Russian rubles to U.S. dollars described above will occur during the period it takes to complete the conversion following receipt of the Russian ruble payment by the U.S. Tender Agent. The Russian rubles will be converted to U.S. dollars at the spot market conversion rates available to the ADS Depositary during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less Fees and Deductions. Therefore, at the time you tender your ADSs, you will not be able to determine the exact U.S. dollar amount of the cash consideration you will receive in the U.S. Offer. The actual amount of U.S. dollars you receive will depend upon the exchange rate prevailing at the time the ADS Depositary converts the Russian rubles into U.S. dollars. You should be aware that the U.S. dollar/Russian ruble exchange rate that is prevailing on the date on which you tender your ADSs may be different than the U.S. dollar/Russian ruble exchange rate prevailing at the time the Russian rubles are converted into U.S. dollars. In all cases, fluctuations in the U.S. dollar/Russian ruble exchange rate are at your risk as the tendering ADS holder.

        You do not have to pay any brokerage fees or commissions as long as you have your ADSs registered in your name and tender them directly to the U.S. Tender Agent. If your ADSs are held through a broker or other financial intermediary, you should consult with them as to whether or not they charge any transaction fees or service charges. If your ADSs are held through a financial intermediary and your financial intermediary tenders your ADSs on your behalf, your financial intermediary may charge a fee for doing so. You should consult your financial intermediary to determine whether any charges will apply.

4.  Procedure for Tendering ADSs

  U.S. Tender Agent

        We have appointed Deutsche Bank Trust Company Americas to act as the U.S. Tender Agent to facilitate the tendering of, and payment for, ADSs in the U.S. Offer. You should direct executed ADS Letters of Transmittal, if applicable, to the U.S. Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase.

        If you are required to submit an ADS Letter of Transmittal and you deliver your Receipts or ADS Letter of Transmittal to an address other than as set forth on the back cover of this U.S. Offer to Purchase, your tender of ADSs will not be effective.

  U.S. Information Agent

        We have appointed Innisfree M&A Incorporated to act as the U.S. Information Agent for the U.S. Offer. If you are a registered holder of ADSs, this U.S. Offer to Purchase, the ADS Letter of Transmittal and other relevant materials have been or will be mailed or furnished to you. If you are a beneficial holder of ADSs, information relating to the U.S. Offer has been or will be mailed or furnished to you through your bank, broker or other custodian. If you would like to receive additional copies of these documents, you should contact the U.S. Information Agent at the address or the telephone numbers set forth on the back cover of this U.S. Offer to Purchase.

  Procedure for Tendering ADSs

        You can validly tender your ADSs by following the instructions below.

  ADSs in Registered Form

        If you are a registered holder of ADSs (i.e., you hold your ADSs directly on the books of the ADS Depositary) and you hold Receipts, you will need to do each of the following before the U.S. Expiration Date:

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  complete and execute the ADS Letter of Transmittal in accordance with the instructions on the ADS Letter of Transmittal; and

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  deliver the properly completed and duly executed ADS Letter of Transmittal, together with the Receipts evidencing your ADSs, if applicable, and any other documents specified in the ADS Letter of Transmittal, to the U.S. Tender Agent.

        All signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as the term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless Shares tendered are tendered (a) by a registered holder of Receipts who has not completed the box labeled "Special Payment Instructions" on the ADS Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal.

        If Receipts are forwarded to the U.S. Tender Agent in multiple deliveries, a properly completed and duly executed ADS Letter of Transmittal must accompany each delivery.

        If Receipts are registered in the name of a person other than the signatory of the ADS Letter of Transmittal, or if payment is to be made or delivered to the name of a person other than the registered holder, then the tendered Receipts must be endorsed or accompanied by appropriate duly executed stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the Receipts, with the signature of the Receipts or stock powers guaranteed as described above. See Instructions 1 and 5 of the ADS Letter of Transmittal.

        If you fail to correctly deliver your ADS Letter of Transmittal and your Receipts evidencing your ADSs, if applicable, before 12:00 p.m. noon, New York City time, on the U.S. Expiration Date, your tender may not be valid and your Receipts evidencing your ADSs, if applicable, may not be accepted. You are cautioned to provide sufficient time to complete a valid tender prior to the U.S. Expiration Date.

  ADSs in Book-Entry Form

        If you are a beneficial holder of ADSs (i.e., you hold your ADSs in a brokerage or custodian account through an agent, including a broker, dealer, bank, trust company or other financial intermediary), you may only participate in the U.S. Offer by instructing your agent to electronically tender your ADSs on your behalf through DTC PTOP System. Your agent must then tender your ADSs electronically through DTC PTOP System in accordance with the instructions, procedures and deadlines established by DTC. As you may only tender through your agent, you should contact your agent promptly in order to obtain information regarding the procedures established by your agent for valid tenders and to obtain information regarding any earlier cut-off times or dates that have been established for your valid tender by either DTC or your agent.

        You are cautioned to provide sufficient time to complete a valid tender prior to the U.S. Expiration Date.

        Please refer to the materials forwarded to you by your agent to determine the manner in which you can timely instruct your agent to take these actions.

  Provisions Concerning Acceptances

        If you hold your ADSs in registered form and deliver an ADS Letter of Transmittal, Receipts evidencing ADSs, if applicable, and other required documents, or if you are a beneficial holder of ADSs and your agent tenders ADSs via DTC PTOP System, then you will be deemed, without any further action by the U.S. Tender Agent, to have accepted the U.S. Offer with respect to those ADSs, subject to the terms set forth in this U.S. Offer to Purchase and the ADS Letter of Transmittal.

        Your acceptance of the U.S. Offer by tendering pursuant to these procedures, subject to your right to withdraw, will constitute a binding agreement between you and us on the terms of the U.S. Offer. If you tender ADSs, then you cannot subsequently surrender your ADSs to the ADS Depositary for delivery of underlying Shares or tender the underlying Shares in the Russian Offer, unless you have previously withdrawn your tender of ADSs.

        The method of delivering your Receipts, if applicable, the ADS Letter of Transmittal and all other required documents is at your option and risk. Receipts will be deemed delivered only when actually received by the U.S. Tender Agent. In all cases, sufficient time should be allowed to ensure a timely delivery. We recommend that you send materials by overnight courier, by hand delivery or by registered mail with return receipt requested and proper insurance. Delivery should be effected as soon as possible but no later than 12:00 p.m. noon, New York City time, on the U.S. Expiration Date. If you hold your ADSs in a brokerage or custodian account through an agent, you should be aware that banks, brokers and other nominee holders of ADSs generally establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by DTC.

        Required documents must be transmitted to and received by the U.S. Tender Agent at its applicable address set forth on the back cover page of this U.S. Offer to Purchase. Delivery of the ADS Letter of Transmittal does not constitute delivery to the U.S. Tender Agent.

  Representations and Agreements With Respect to Tenders

        If you or someone acting on your behalf executes an ADS Letter of Transmittal or delivers an agent's message, you are representing and warranting to us and agreeing with us that:

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  unless you withdraw your tendered ADSs in accordance with the terms of the U.S. Offer, you irrevocably accept the U.S. Offer in respect of the number of ADSs specified in the ADS Letter of Transmittal or tendered with an agent's message on the terms set forth in this U.S. Offer to Purchase and the related ADS Letter of Transmittal, and you will execute all other documents and take all other actions required to enable us to receive all rights to, and benefits of, the Shares represented by the tendered ADSs on the terms of the U.S. Offer;

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  unless you withdraw your ADSs in accordance with the terms of the U.S. Offer, you are irrevocably appointing the U.S. Tender Agent as your attorney-in-fact, which appointment will become effective upon our acceptance of ADSs, to:

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  execute and deliver, on your behalf, all forms of transfer and other documents, including the Receipts representing your ADSs and other documents of title;

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  direct the U.S. Tender Agent, or a custodian or other agent acting on its behalf, to tender in the Russian Offer all Shares represented by the tendered ADSs;

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    cancel any validly tendered ADSs upon payment for tendered ADSs; and

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    take all other actions as your attorney-in-fact considers necessary or expedient to vest in us or our nominees title to the Shares represented by ADSs that you tender or otherwise in connection with your acceptance of the U.S. Offer;

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  you or your agent holds title to the ADSs being tendered or, if you are tendering ADSs on behalf of another person, that other person holds title the ADSs that you are tendering;

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  neither you nor your agent nor any person on whose behalf you are tendering ADSs has granted to any person any right to acquire any ADSs that you are tendering or any other right with respect to any tendered ADSs;

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  unless you withdraw your ADSs in accordance with the terms of the U.S. Offer, you are irrevocably authorizing and requesting:

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  the U.S. Tender Agent to block the transfer of your ADSs;

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  the U.S. Tender Agent to procure the registration of the transfer of the Shares represented by the tendered ADSs and the delivery of these Shares to us or as we may direct; and

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  us to record and act upon any instructions with respect to notices and payments relating to the Shares represented by your tendered ADSs which have been recorded in WBD's books and records, including any actions necessary with respect to the ADS Depositary and its custodian's account with WBD's share registrar, Novy Registrator ZAO;

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  you have full power, authority and capacity under applicable law to tender, sell, assign and transfer the ADSs tendered as specified in the ADS Letter of Transmittal;

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  when your ADSs are tendered and the Shares underlying such ADSs are transferred, we will acquire good and unencumbered title to such Shares, free and clear of all liens, equities, restrictions, charges and encumbrances, together with all rights that they now have or may acquire in the future, including voting rights and rights to all dividends, other distributions and payments hereafter declared, made or paid, and the same will not be subject to any adverse claim; and

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  you will ratify each and every act which may be done or performed by us or any of our directors or agents (including the U.S. Tender Agent) or WBD or any of its directors or agents as permitted under the terms of the U.S. Offer.

  Partial Tenders

        If you hold your ADSs in registered form and wish to tender fewer than all of your ADSs evidenced by Receipts, if applicable, that you deliver to the U.S. Tender Agent, you should so indicate in your ADS Letter of Transmittal. In such case, a new Receipt evidencing the remainder of ADSs represented by your tendered Receipt(s) will be sent to the person(s) signing such ADS Letter of Transmittal, or delivered as such person(s) properly indicate(s) thereon, as promptly as practicable following the date the tendered ADSs are accepted for payment. If you do not specify otherwise in the ADS Letter of Transmittal, we will assume that you intend to tender all ADSs that you deliver to the U.S. Tender Agent.

  No Guaranteed Delivery Procedure

        We are not providing for a guaranteed delivery procedure; therefore, you may not accept the U.S. Offer by delivery of a notice of guaranteed delivery. The only method for accepting the U.S. Offer is pursuant to the procedures described above. We urge you to allow sufficient time for the necessary tender procedures to be completed by you during normal business hours and prior to the U.S. Expiration Date.

  Determination of Validity

        We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of ADSs that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect (including timing of receipt) or irregularity in any tender of ADSs, whether or not similar defects or irregularities are waived in the case of other holders of ADSs. No tender of ADSs will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the PepsiCo Group, WBD, the U.S. Tender Agent, the U.S. Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver. Our interpretation of the terms of the U.S. Offer (including the ADS Letter of Transmittal and the instructions thereto) will be final and binding.

  Deposit of Shares in Exchange for ADSs and Delivery of ADSs

        If you are a holder of Shares and wish to participate in the U.S. Offer, you must deposit your Shares with the ADS Custodian in exchange for ADSs that can be subsequently tendered in the U.S. Offer. To deposit your Shares with the ADS Custodian, you must, prior to the expiration of the U.S. Offer, instruct WBD's share registrar, Novy Registrator ZAO or your local depositary through which you hold your Shares, to credit the ADS Custodian's account with your Shares. The ADS Depositary will then issue ADSs through DTC if the Share holder is a DTC participant or Receipts if the Share holder is not a DTC participant. Each Share so deposited will entitle you to four ADSs.

        If you receive ADSs through DTC, you may then tender the ADSs so received by following the instructions in "The Offer—Section 4—Procedure for Tendering ADSs—ADSs in Book-Entry Form". If you receive Receipts, you may then tender the ADSs so received by following the instructions in "The Offer—Section 4—Procedure for Tendering ADSs—ADSs in Registered Form".

        If you are a U.S. holder of Shares, Purchaser will pay the ADS Custodian's fees for exchanging your Shares for ADSs if such ADSs are subsequently tendered in the U.S. Offer.

        Shareholders that would like to participate in the U.S. Offer pursuant to the procedure described above are advised to do so as promptly as practicable to ensure sufficient time to tender the ADSs in the U.S. Offer. To maximize your chance to effect a timely exchange of Shares and subsequent tender of ADSs, we recommend that you exchange your Shares for ADSs not later than April 11, 2011 and tender your ADSs promptly thereafter and prior to the U.S. Expiration Date. You can contact the ADS Depositary concerning the conversion of your Shares to ADSs at (212) 250-9100.

5.  Withdrawal Rights

        Except as otherwise provided in this Section 5, tenders of ADSs made pursuant to the U.S. Offer are irrevocable.

        You may withdraw your tender of ADSs at any time prior to our acceptance of tendered ADSs. We will be deemed to have accepted for payment ADSs tendered pursuant to the U.S. Offer when, as and if we give oral or written notice of our acceptance to the U.S. Tender Agent. We expect to accept all ADSs validly tendered and not withdrawn immediately upon expiration of the U.S. Offer. Therefore, you will not be permitted to withdraw your tendered ADSs during the period between the U.S. Expiration Date and the Russian Expiration Date.

        If you hold your ADSs in registered form and have previously delivered an ADS Letter of Transmittal to the U.S. Tender Agent, together with Receipts evidencing your ADSs, if applicable, for a withdrawal to be effective, you must deliver a signed written notice of withdrawal to the U.S. Tender Agent at its applicable address on the back cover of this U.S. Offer to Purchase. If you are a beneficial holder of ADSs and your agent has tendered ADSs on your behalf through DTC PTOP System, you need to contact the agent who tendered your ADSs to request it to make the withdrawal in accordance with the procedures of DTC.

        The notice of withdrawal must be received before 12:00 p.m. noon, New York City time, on the U.S. Expiration Date. Any notice of withdrawal must specify:

  •
  the name of the person who tendered ADSs to be withdrawn;

  •
  the number of ADSs to be withdrawn;

  •
  the name of the registered holder of the ADSs to be withdrawn, if different from that of the person who tendered such ADSs. If you have delivered Receipts evidencing your ADSs to the U.S. Tender Agent then, in order for the Receipts to be released, you must also:

  •
  submit the serial number shown on the particular Receipt tendered evidencing ADSs to be withdrawn; and

  •
  have the signature on the notice of withdrawal guaranteed by an Eligible Institution, except in the case of ADSs tendered by or for the account of an Eligible Institution.

        If you are a beneficial holder of ADSs and your agent has tendered ADSs on your behalf through DTC PTOP System, as set forth in "Section 4—Procedure for Tendering ADSs", the notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn ADSs.

        You may not rescind a notice of withdrawal. We will deem withdrawn ADSs to be not validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn ADSs at any time prior to 12:00 p.m. noon, New York City time, on the U.S. Expiration Date, by following the procedures for tendering described above in "Section 4—Procedure for Tendering ADSs".

        All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination shall be final and binding. None of the PepsiCo Group, WBD, the U.S. Tender Agent, the U.S. Information Agent or any other person, will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

6.  Material Tax Consequences

  Certain U.S. Federal Income Tax Considerations

        This disclosure is limited to the federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the federal tax treatment of the U.S. Offer. This tax disclosure was written in connection with the promotion or marketing of the U.S. Offer, and it was not intended or written to be used, and cannot be used by, any person for the purpose of avoiding penalties that may be asserted against such person under the Internal Revenue Code of 1986, as amended (the "Code"). Taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

        The following is a summary of certain U.S. federal income tax considerations of the U.S. Offer. The summary is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

        The summary applies only to holders that hold ADSs as capital assets within the meaning of Section 1221 of the Code. In addition, it does not address special classes of holders, such as persons who acquired our ADSs pursuant to the exercise of an employee stock option or otherwise as compensation; dealers in securities or currencies; banks; financial institutions; insurance companies; tax-exempt entities; entities classified as partnerships for U.S. federal income tax purposes; persons holding ADSs as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction; U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar; and certain former citizens and residents of the United States.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the ADSs.

        In addition, the summary does not describe any tax consequences arising from the laws of any state, local or non-U.S. jurisdiction. Accordingly, each U.S. Holder should consult its tax advisor with regard to the U.S. Offer and the application of U.S. federal income tax laws, as well as the laws of any state, local or non-U.S. taxing jurisdictions, to its particular situation.

  U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of an ADS that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

  •
  an estate or trust, the income of which is included in gross income for U.S. federal income tax purposes, regardless of its source.

        The sale of ADSs by a U.S. Holder pursuant to the U.S. Offer generally will be a taxable transaction for U.S. federal income tax purposes in which the U.S. Holder recognizes gain or loss equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the ADSs surrendered, determined in U.S. dollars. Gain or loss must be determined separately for each block of ADSs (i.e., ADSs acquired at the same cost in a single transaction) that is purchased under the U.S. Offer. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale the ADS has been held for more than one year.

        For a cash-method U.S. Holder, the amount realized will be the U.S. dollar consideration received by the holder. For an accrual-method U.S. Holder, absent an election to the contrary, the amount realized generally will equal the Russian ruble value of ADSs on the expiration date of the U.S. Offer, translated into U.S. dollars based on the spot rate on such date. An accrual-method U.S. Holder should consult its tax advisors regarding the availability of an election to be treated as a cash-method taxpayer for this purpose.

        An accrual-method U.S. Holder may recognize foreign currency gain or loss (which will be ordinary in character) on the date the consideration is converted into U.S. dollars. This gain or loss will equal the difference between (i) the U.S. dollar amount actually received by the U.S. Holder and

(ii) the amount realized by such U.S. Holder on the sale of the ADSs on the expiration date of the U.S. Offer, expressed in U.S. dollars (as described above). U.S. Holders should consult their tax advisors regarding the treatment of foreign currency gain or loss, if any.

        The foregoing discussion assumes that WBD is not a "passive foreign investment company" for U.S. federal income tax purposes (a "PFIC") at the time of the U.S. Offer. Because PFIC status is determined annually and depends upon the composition of a company's income and assets from time to time, there can be no assurance that WBD will not be considered a PFIC for any taxable year.

        If WBD is treated as a PFIC for any taxable year during which a U.S. Holder holds ADSs, certain adverse consequences could apply to the U.S. Holder. Specifically, gain recognized by a U.S. Holder on a sale or other disposition of an ADS would be allocated ratably over the U.S. Holder's holding period for the ADS. The amounts allocated to the taxable year of the sale or other exchange and to any year before WBD was a PFIC would be treated as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the resulting tax liability. Further, any distribution in excess of 125% of the average of the annual distributions received by the U.S. Holder during the preceding three years or the U.S. Holder's holding period, whichever is shorter, would be subject to taxation as described above. In addition, if WBD is treated as a PFIC in a taxable year in which it pays a dividend or the prior taxable year, the 15% tax rate that might otherwise apply to such dividend if paid to certain non-corporate holders, would not apply.

  Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of an ADS that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        "Non-U.S. Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of ADSs and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the sale of the ADSs pursuant to the U.S. Offer.

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale of ADSs pursuant to the U.S. Offer, unless the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise.

        If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale of ADSs pursuant to the U.S. Offer is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see "U.S. Holders" above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from a sale of ADSs may be effectively connected with the conduct of a trade or business in the United States are urged to consult their tax advisors with respect to the U.S. tax consequences of the ownership and disposition of ADSs, including the possible imposition of a branch profits tax.

  Backup Withholding and Information Reporting

        Payments made to holders of ADSs pursuant to the U.S. Offer may be subject to information reporting and backup withholding. A U.S. Holder will be subject to U.S. backup withholding if the

U.S. Holder fails to provide its taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to information reporting and backup withholding with respect to proceeds from the sale of ADSs pursuant to the U.S. Offer unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person (e.g., by providing an Internal Revenue Service From W-8BEN certifying its status as a Non-U.S. Holder). Any amounts withheld under backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

  Certain Russian Taxation Considerations

        This disclosure is limited to the Russian profits tax and personal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the Russian tax treatment of the U.S. Offer. This Russian tax disclosure was written in connection with the promotion or marketing of the U.S. Offer, and it was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding penalties that may be asserted against such person under Russian legislation. Taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

        The following is a summary of certain Russian taxation considerations of the U.S. Offer. The summary is based on the Russian Tax Code and administrative clarifications, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

        The summary applies only to holders that hold ADSs as capital assets within the meaning of the Russian Tax Code, and it does not address special cases of holders, such as persons who acquired ADSs pursuant to the exercise of an employee stock option or otherwise as compensation; dealers in securities or currencies; trustees; banks; financial institutions; insurance companies; tax-exempt entities; non-state pension funds; etc.

        In addition, the summary does not describe any tax consequences arising from the laws of non-Russian jurisdictions. Accordingly, each Russian Holder should consult its tax advisor with regard to the U.S. Offer and the application of Russian tax legislation, as well as the laws of any non-Russian jurisdictions, to its particular situation.

  Russian Holders

        As used herein, the term "Russian Holder" means an owner of an ADS that is, for Russian taxation purposes:

  •
  an individual tax resident of Russia; or

  •
  an organization created under the laws of Russia or a foreign organization that has a permanent establishment in Russia and receives income on ADSs through such permanent establishment.

        The sale of ADSs by a Russian Holder pursuant to the U.S. Offer generally will be a taxable transaction for Russian tax purposes in which the Russian Holder recognizes gain or loss equal to the difference between the amount realized by the Russian Holder (as adjusted) and certain expenses incurred by the Russian Holder in connection with the ADSs surrendered and properly supported with documents. The amount realized by the Russian Holder from the sale of ADSs may be adjusted in accordance with specific rules established by Russian tax legislation, which in particular consider the market price of ADSs. Corporate Russian Holders recognize gain or loss on an accrual basis, while individual Russian Holders recognize it on a cash basis.

        An accrual-method Russian Holder may recognize foreign currency gain or loss on the date the consideration is converted into U.S. dollars. Though generally foreign currency gain is taxable in Russia and foreign currency loss may be deducted, the Russian Holders should consult their tax advisors regarding the tax treatment of foreign currency gain or loss.

  Non-Russian Holders

        As used herein, the term "Non-Russian Holder" means an owner of an ADS that is not a Russian Holder as defined in the previous section.

        While we have not performed any specific calculations, we believe that 50% or less of WBD's assets consist of immovable property located on the territory of the Russian Federation for Russian tax purposes. Therefore, the sale of ADSs by a corporate Non-Russian Holder generally will not be taxable in Russia, unless the gain is effectively connected with a trade or business of the corporate Non-Russian Holder in Russia, subject to an applicable income tax treaty providing otherwise.

        If a corporate Non-Russian Holder is engaged in a trade or business in Russia and gain recognized by the corporate Non-Russian Holder on a sale of ADSs pursuant to the U.S. Offer is effectively connected with the conduct of that trade or business, the Non-Russian Holder will generally be taxed in the same manner as a corporate Russian Holder (see "Russian Holders" above), subject to an applicable income tax treaty providing otherwise. Corporate Non-Russian Holders whose gain from a sale of ADSs may be effectively connected with the conduct of a trade or business in Russia are urged to consult their tax advisors with respect to Russian tax consequences of the ownership and disposition of ADSs, including the possible imposition of a Russian profits tax.

        The sale of ADSs by an individual Non-Russian Holder generally will not be taxable in Russia unless the sale of those ADSs is treated as performed in the territory of Russia. We believe that under current law a sale of the ADSs by an individual Non-Russian Holder pursuant to the Offer should not be considered to be taxable in Russia. However, given the lack of specific provisions in the Russian tax legislation, there cannot be absolute certainty in this regard. Non-Russian holders entitled to the benefits of a double tax treaty to which Russia is a party should consult their tax advisors regarding the availability of an exemption from any such tax.

7.  Price Range of ADSs

        The ADSs are listed and traded on the NYSE under the symbol "WBD", which is the principal trading market for the ADSs. The following table sets forth for the periods indicated the intraday high and low sale prices per ADS on the NYSE as reported in published financial sources:

	High	Low
2009
First Quarter	$9.15	$5.38
Second Quarter	16.00	7.68
Third Quarter	18.27	12.33
Fourth Quarter	24.00	16.14
2010
First Quarter	$25.97	$18.50
Second Quarter	24.24	17.11
Third Quarter	23.10	17.29
Fourth Quarter	33.15	22.63
2011
First Quarter (through March 9, 2011)	$35.10	$32.10

        On December 1, 2010, the last full trading day before we announced our entry into the Purchase Agreement, the reported closing sales price per ADS on the NYSE was $24.50. On February 2, 2011, the last full trading day before the announcement of our intention to commence the U.S. Offer, the reported closing sales price per ADS on the NYSE was $33.09. On March 9, 2011, the last full trading day before the date of this U.S. Offer to Purchase, the reported closing sales price per ADS on the NYSE was $33.50. You should obtain current market quotations for ADSs before deciding whether to tender your ADSs.

8.  Possible Effects of the Offers on the Market for ADSs

        Under Russian law, if we acquire more than 95% of the Shares as a result of the Russian Offer, two separate rights arise: a buy-out right on the part of holders of Shares and a squeeze-out demand right on the part of the PepsiCo Group.

  Russian Law Buy-out Right

        Article 84.7 of Federal Law No. 208-FZ "On Joint Stock Companies" dated December 26, 1995 (as amended, the "Russian JSC Law") would require us to purchase all of WBD's remaining Shares upon the remaining shareholders' request. If we cross the 95% threshold, we will have 35 days to notify WBD's remaining shareholders of their ability to exercise their buy-out right (the "Buy-Out Notice"). The Buy-Out Notice would have to be provided to the FSFM for its review at least 15 days before it is provided to WBD, after which WBD would send the Buy-Out Notice to the remaining shareholders.

        In the Buy-Out Notice, we would be required to state the price at which we would be willing to purchase the remaining shareholders' Shares. The buy-out price must be paid in Russian rubles and cannot be less than the highest of the following amounts:

  •
  3,833.70 Russian rubles (the offer price per Share paid in the Russian Offer);

  •
  the weighted average price of Shares as quoted by Russian stock exchanges during the six-month period preceding the date on which the Buy-Out Notice is sent to the FSFM or, if not available, the market value, as determined by an independent appraiser;

  •
  the highest price at which we directly or indirectly acquired or offered to acquire Shares during the six-month period preceding the date on which the Buy-Out Notice is sent to the FSFM; and

  •
  the highest price at which we directly or indirectly acquired or offered to acquire any Shares after the completion of the Russian Offer.

        The Buy-Out Notice must include the details of a bank guarantee in an amount equal to the aggregate payment price that would be due if all remaining shareholders demanded the purchase of their shares at the price specified in the Buy-Out Notice.

        After the Buy-Out Notice is sent to the remaining shareholders, they have a six-month period during which they may demand that we purchase their Shares. If we failed to timely send the Buy-Out Notice (unless we timely sent a squeeze-out demand notice instead of a Buy-Out Notice, as further discussed below), the remaining shareholders' buy-out rights would be extended for a one-year period from the date on which they learned that their buy-out rights had arisen (but in any case not earlier than upon expiration of the 35 days available for sending the Buy-Out Notice), and the shareholders would become entitled to file a buy-out demand without receiving a Buy-Out Notice.

  Russian Law Squeeze-out Demand Right

        In addition to or in lieu of sending a Buy-Out Notice, as described above, if we acquire at least 10% of the outstanding Shares in the Russian Offer and our ownership exceeds 95% (the "Squeeze-Out Requirement"), Article 84.8 of the Russian JSC Law will allow us to demand that the remaining shareholders sell their Shares to us, which we refer to as the "squeeze-out".

        If the Squeeze-Out Requirement is met, to commence the squeeze-out, we would be required to send a squeeze-out demand notice (the "Squeeze-Out Notice"), which includes the price offered in the squeeze-out, to WBD within six months from the expiration of the Russian Offer demanding that the remaining shareholders sell their Shares to us. The Squeeze-Out Notice must be provided to the FSFM for its review at least 15 days before it is sent to WBD. WBD would then forward the Squeeze-Out Notice to the remaining shareholders. If we send the Squeeze-Out Notice to the remaining shareholders before the expiration of the 35 day period during which we must otherwise send a Buy-Out Notice, the remaining shareholders' buy-out rights will be pre-empted and extinguished.

        The purchase price specified in the Squeeze-Out Notice must be in Russian rubles and cannot be less than the highest of the following amounts:

  •
  3,833.70 Russian rubles (the offer price per Share paid in the Russian Offer);

  •
  the Shares' market value, as determined by an independent Russian appraiser whose report must be attached to the Squeeze-Out Notice; and

  •
  the highest price at which we directly or indirectly acquired or offered to acquire any of the Shares after the completion of the Russian Offer.

        Once the Squeeze-Out Notice has been delivered to WBD, it must provide the notice to its remaining shareholders and provide us with a list of its remaining shareholders. This list cannot be compiled earlier than as of a date to be specified in the Squeeze-Out Notice, which must be between 45 and 60 days following the delivery of the Squeeze-Out Notice to WBD. Starting from the date on which the shareholder list is compiled, we would have up to 25 days to pay the purchase price in Russian rubles for all remaining Shares. During this period, the Shares will be blocked on the share register and no share transfers or encumbrances will be permitted. If any remaining shareholder has not provided its bank account details or address for postal order to us by the date on which the shareholder list is compiled, we would be required to deposit an amount equal to the purchase price for the remaining shareholder's Shares with a Russian notary public serving the area where WBD is registered or, if the Shares are held by a nominee holder who has not disclosed information about the owner of the Shares, with the nominee holder, in which case the notary public or nominee holder (as applicable) will hold the purchase price on the remaining shareholder's behalf.

        Each remaining shareholder's Shares would automatically be transferred to us within three days after our submission of documentation to WBD's share registrar that we have paid for all the remaining Shares. The remaining shareholders would not be permitted to refuse to sell their Shares, but they may bring a legal proceeding to challenge the purchase price established in the Squeeze-Out Notice.

        If upon consummation of the Offers, the PepsiCo Group meets the Squeeze-Out Requirement, we intend to commence the squeeze-out procedure within 35 days from the expiration of the Russian Offer by sending a Squeeze-Out Notice to WBD for its further dissemination to the remaining WBD shareholders. By sending the notice within 35 days from the expiration of the Russian Offer, we will pre-empt the remaining WBD shareholders' buy-out rights.

  NYSE Listing

        Promptly following completion of the U.S. Offer, we intend to cause WBD to delist the ADSs from the NYSE. In addition, the rules of the NYSE establish certain criteria that, if not met, could lead to the involuntary delisting of the ADSs from the NYSE. Among such criteria are the number of holders, the number of ADSs publicly held and the aggregate market value of the ADSs publicly held. As a result, even if we do not voluntarily delist the ADSs from the NYSE, depending upon the number of ADSs purchased in the U.S. Offer, the ADSs may no longer meet the NYSE's requirements for continued listing on the NYSE.

        If the ADSs are no longer listed on the NYSE, it is possible that ADSs would continue to trade in the over-the-counter market. However, the extent of the public market for ADSs and the availability of price quotations would depend upon such factors as the number of shareholders or the aggregate market value of ADSs remaining at such time, the interest in maintaining a market in ADSs on the part of securities firms, and the possible termination of registration under the Exchange Act (as described below) and other factors. In addition, if ADSs were no longer listed on the NYSE, WBD would cease to be bound by certain listing requirements. The absence of an active trading market would reduce the liquidity and market value of your ADSs and the underlying Shares.

  Termination of ADS Depositary Agreement

        We also intend to cause WBD to terminate the ADSs depositary agreement. If the ADS depositary agreement is terminated, holders of ADSs will only have the right to receive Shares underlying ADSs upon surrender of any Receipts representing ADSs and payment of applicable fees to the ADS Depositary. There is no U.S. public trading market for Shares. The absence of an active trading market and an ADS facility would impede the transfer of your ADSs and reduce the liquidity and market value of your ADSs and the underlying Shares.

  Reporting Obligations and Registration Under the Exchange Act

        To the extent permitted by applicable law, we intend to cause WBD to make a filing with the SEC requesting termination of the registration of the ADSs and Shares under the Exchange Act, which may result in WBD's reporting obligations under the Exchange Act being suspended and its Exchange Act registration being terminated following expiration of the Offers. Termination of the registration of ADSs and Shares under the Exchange Act would substantially reduce the information required to be furnished by WBD to holders of ADSs and Shares and to the SEC and would make certain of the provisions of the Exchange Act no longer applicable to WBD. Therefore, upon completion of the Offers, holders of ADSs should not rely on the continued registration of any ADSs under the Exchange Act.

  Margin Securities

        If registration of ADSs under the Exchange Act is terminated, ADSs may no longer constitute "margin securities" under the regulations of the Board of Governors of the U.S. Federal Reserve System if there is no ready market for ADSs, in which event ADSs could no longer be used as collateral for loans made by brokers and would no longer be eligible for listing or reporting on the NYSE.

  Trading on the Russian Trading System

        If permitted under applicable law, following completion of the Offers, we intend to delist the Shares from the Russian Trading System, so Shares will no longer trade on the Russian Trading System. The absence of an active trading market would reduce the liquidity and market value of your ADSs and the underlying Shares.

9.  Certain Information Concerning WBD

        Except as specifically set forth herein, the information concerning WBD contained in this U.S. Offer to Purchase has been taken from or is based upon information furnished by WBD or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to WBD's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of PepsiCo, Purchaser, the U.S. Information Agent or the U.S. Tender Agent can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by WBD to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to PepsiCo, Purchaser, the U.S. Information Agent or the U.S. Tender Agent.

  General

        WBD is an open-joint stock company incorporated under the laws of the Russian Federation. The principal executive offices of WBD are located at 16 Yauzsky Boulevard, Moscow 109028, Russian Federation, and its telephone number is +7-495-925-5805. WBD has 44,000,000 Shares outstanding (including Shares underlying ADSs and GDSs). Each ADS and each GDS represents one-quarter of one Share.

        WBD's Shares trade on the Russian Trading System in the quotation list B and on the MICEX Stock Exchange as non-listed shares admitted to trading and its ADSs have traded on the NYSE since February 14, 2002 under the ticker symbol "WBD". WBD is one of Russia's largest manufacturers of food and beverage products. Since WBD's founding in 1992, it has become the market leader in Russia in the dairy and baby food markets as well as one of the market leaders in the juice market.

        The following description of WBD and its business has been taken from WBD's Form 20-F for the year ended December 31, 2009, and is qualified in its entirety by reference to such Form 20-F:

  WBD Financial Projections

  Financial Projections Prepared by WBD Management

        In connection with the evaluation of a possible transaction involving WBD, prior to PepsiCo's entry into the Purchase Agreement, WBD provided to PepsiCo certain non-public financial forecasts that were prepared by WBD management in connection with the possible transaction and not for public disclosure. WBD forecasts provided to PepsiCo included 6-year projections of net sales and EBITDA. These projections assumed that WBD would continue its business generally as then conducted and that WBD would not take any extraordinary actions, such as dispositions of assets or properties or refinancing of indebtedness, and the projections did not take into account the transaction with PepsiCo. These projections also made certain assumptions regarding the exchange rate between Russian rubles and U.S. dollars. A chart summarizing these projections is set forth below.

Fiscal Year Ending December 31
WBD Management Projections
(in US Dollars and millions, except for RUB/USD)

	2010E	2011E	2012E	2013E	2014E	2015E	2016E
Net Sales	$2,612	$3,216	$3,773	$4,367	$4,984	$5,610	$6,261
EBITDA	$334	$429	$520	$618	$718	$824	$941
RUB/USD	30.43	30.44	30.29	30.15	30.00	30.00	30.00

  Financial Projections Prepared by PepsiCo

        Prior to entry into the Purchase Agreement, PepsiCo also separately prepared WBD financial forecasts based on independent PepsiCo analysis and with the benefit of WBD non-public information provided to PepsiCo by WBD at that time. These forecasts included 6-year projections of net sales and EBITDA and assumed ownership by PepsiCo of 100% of the ordinary shares of WBD, including certain synergies expected to be realized as a result of that ownership. These projections also made certain assumptions regarding the exchange rate between Russian rubles and U.S. dollars.

        Following the closing of the acquisitions under the Purchase Agreement on February 3, 2011, PepsiCo reviewed its financial projections based on updated WBD non-public information, which was provided to PepsiCo by WBD management after February 3, 2011 and through the date of this U.S. Offer to Purchase. Based on that review, PepsiCo revised its forecast estimate of net sales, EBITDA and the exchange rate between Russian rubles and U.S. dollars for fiscal year ending December 31, 2010. A chart summarizing these projections is set forth below.

Fiscal Year Ending December 31
PepsiCo Projections
(in US Dollars and millions, except for RUB/USD)

	2010E	2011E	2012E	2013E	2014E	2015E	2016E
Net Sales	$2,594	$3,046	$3,489	$4,040	$4,486	$4,919	$5,328
EBITDA	$307	$421	$525	$641	$748	$844	$924
RUB/USD	30.40	30.50	30.70	30.50	31.36	32.40	33.32

        The financial projections contained in this U.S. Offer to Purchase were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or generally accepted accounting principles. In addition, these financial projections were not prepared with the assistance of, or reviewed by, WBD's independent registered public accounting firm or any other independent accountants.

        The financial projections contained in the U.S. Offer to Purchase were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of WBD and PepsiCo. Important factors that may affect actual results and cause these financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to WBD's business (including its ability to realize synergies and achieve strategic goals, objectives and targets over the applicable periods), the ability to achieve anticipated synergies and value creation as a result of PepsiCo's ownership of Shares, industry performance, the regulatory environment and general business and economic conditions. These financial projections also reflect assumptions as to certain business decisions that are subject to change. Furthermore, because these financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, actual results may differ materially from those contained in these financial projections. Accordingly, there can be no assurance that these financial projections will be realized or that WBD's future financial results will not materially vary from these financial projections.

        Except as otherwise expressly stated in this U.S. Offer to Purchase, (i) the financial projections in this U.S. Offer to Purchase do not take into account any circumstances or events occurring after their respective preparation (including, in the case of the financial projections prepared by WBD management, the acquisition by PepsiCo of Shares) and (ii) neither WBD nor PepsiCo has updated or revised, nor do they intend to update or otherwise revise, these financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error.

        The disclosure of the financial projections in this U.S. Offer to Purchase should not be regarded as an indication that the PepsiCo Group, WBD or their respective affiliates, advisors or representatives considered these financial projections to be predictive of actual future events, and these financial projections should not be relied upon as such. None of the PepsiCo Group, WBD or any of their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from these financial projections. None of the PepsiCo Group, WBD or any of their respective affiliates, advisors or representatives has made or makes any representation to any holder of Shares, ADSs or GDSs or other person regarding WBD's ultimate performance compared to the information contained in these financial projections or that forecasted results will be achieved. WBD has made no representation to the PepsiCo Group concerning the financial projections prepared by WBD management.

  Additional Information

        WBD is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the SEC's website at http://www.sec.gov.

10.  Certain Information Concerning Purchaser and PepsiCo

        Purchaser is a company incorporated under the laws of Bermuda in 1957, with principal executive offices at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. The telephone number of our principal executive offices is (441) 295-9102. Purchaser is a holding company for a number of PepsiCo's foreign investments and is indirectly owned and controlled by PepsiCo.

        PepsiCo is a North Carolina corporation, originally incorporated as a Delaware corporation in 1919, and reincorporated in North Carolina in 1986, with principal executive offices at 700 Anderson Hill Road, Purchase, New York, NY 10577. The telephone number of PepsiCo's principal executive offices is (914) 253-2000. PepsiCo is a leading global food, snack and beverage company. PepsiCo's brands—which include Quaker Oats, Tropicana, Gatorade, Lay's and Pepsi—are household names that stand for quality throughout the world. As a global company, PepsiCo also has strong regional brands such as Walkers, Gamesa and Sabritas. Either independently or through contract manufacturers, PepsiCo makes, markets and sells a variety of convenient, enjoyable and wholesome foods and beverages in over 200 countries. PepsiCo's portfolio includes oat, rice and grain-based foods, as well as carbonated and non-carbonated beverages. Its largest operations are in North America (United States and Canada), Mexico, Russia and the United Kingdom.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of PepsiCo and Purchaser and certain other information are set forth on Schedule A to this U.S. Offer to Purchase.

        None of Purchaser, PepsiCo and, to Purchaser's and PepsiCo's knowledge, the persons listed in Schedule A to this U.S. Offer to Purchase has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        On December 1, 2010, we entered into a Purchase Agreement with certain shareholders and subsidiaries of WBD to acquire Shares, ADSs and GDSs representing approximately 66% of the outstanding Shares. The purchases under the Purchase Agreement, at a price of $132 per Share ($33 per ADS and GDS), were completed on February 3, 2011. In addition, between December 2, 2010 and January 31, 2011, as disclosed in our Schedule 13D filings, we acquired a total of 19.5 million ADSs in open-market purchases at a weighted average price of $32.11 per ADS. Currently, we own 33,872,319 Shares, which is approximately 77% of the outstanding Shares.

        Except as set forth elsewhere in this U.S. Offer to Purchase: (a) none of Purchaser, PepsiCo and, to Purchaser's and PepsiCo's knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of PepsiCo, Purchaser or of any of the persons so listed (other than WBD), beneficially owns or has a right to acquire any Shares or any other equity securities of WBD; (b) none of PepsiCo, Purchaser and, to PepsiCo's and Purchaser's knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of PepsiCo, Purchaser or of any of the persons so listed (other than WBD and its subsidiaries) has effected any transaction in Shares or any other equity securities of WBD during the past 60 days; and (c) during the two years before the date of this U.S.

Offer to Purchase, there have been no transactions between PepsiCo, Purchaser, their subsidiaries or, to PepsiCo's and Purchaser's knowledge, any of the persons listed in Schedule A to this U.S. Offer to Purchase, on the one hand, and WBD or any of its executive officers, directors, controlling shareholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations.

        We do not believe our financial condition or the financial condition of PepsiCo is relevant to your decision whether to tender your ADSs and accept the U.S. Offer because (i) as described below, we will have sufficient arrangements in place to fund our purchase of all ADSs validly tendered and not withdrawn in the U.S. Offer, (ii) the U.S. Offer is being made for all outstanding ADSs solely for cash and (iii) consummation of the U.S. Offer is not subject to any financing condition.

  Additional Information

        PepsiCo is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. PepsiCo is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with PepsiCo. You may read and copy any of the reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. PepsiCo's filings are also available to the public from commercial document retrieval services and at the SEC's website at http://www.sec.gov.

11.  Source and Amount of Funds

        We will need approximately 39.3 billion Russian rubles to purchase all Shares (including Shares represented by ADSs and GDSs) pursuant to the Offers and to pay related fees and expenses. To finance a portion of the Offers, and hedge our foreign exchange risk, members of the PepsiCo Group entered into term loan agreements on an arms-length basis with two WBD subsidiaries, Wimm-Bill-Dann Finance Cyprus Limited and Wimm-Bill-Dann Finance Co. Ltd., in the principal amounts of 31,372,571,970 Russian rubles and 7,355,475,000 Russian rubles, respectively. The loan agreements are unsecured, mature on February 4, 2014, and bear an interest rate per annum equal to 9.95%, payable semi-annually and on the maturity date. The foregoing description of the loan agreements is qualified in its entirety by reference to the loan agreements, copies of which are filed as exhibits to the Schedule TO accompanying this U.S. Offer to Purchase. The remainder of the necessary funds will be obtained from available cash held by the PepsiCo Group.

        The Offers are not conditioned upon any financing arrangements or subject to a financing condition.

12.  Background of the Offers

        As part of PepsiCo's regular review of its business performance and planning, PepsiCo, among other things, regularly reviews its long-term strategic goals and how to address strategic imperatives, such as the continued importance of growing its business globally, improving its existing distribution platform and building and expanding its nutrition business. As part of this process, PepsiCo regularly considers potential opportunities for business combinations, acquisitions, dispositions, joint ventures, collaboration agreements, strategic partnerships, internal restructurings and other strategic alternatives. In connection with the foregoing, PepsiCo regularly considers potential strategic options for expanding its global nutrition business, including in Eastern Europe.

        In late June 2010, Ramon Laguarta, PepsiCo's General Manager for Eastern Europe, and David Iakobashvili, a Director on the WBD Board and a selling shareholder under the Purchase Agreement (a "Selling Shareholder"), had an introductory meeting during which they discussed, among other things, the current conditions in the dairy industry and market conditions and dynamics in Russia.

        In late July 2010, at Mr. Iakobashvili's suggestion, Mr. Laguarta and other PepsiCo executives had an introductory meeting with Tony Maher, the Chief Executive Officer of WBD and a Selling Shareholder, and Mikhail Dubinin, a Director on the WBD Board and a Selling Shareholder, and Marina Kagan, WBD's Head of Public Affairs, at WBD's offices in Moscow. The executives discussed, among other things, the current dairy industry and market conditions and dynamics in Russia. They also had preliminary discussions regarding potential opportunities for collaboration involving their respective companies although they did not discuss PepsiCo potentially acquiring WBD.

        During the late summer and early fall of 2010, Mr. Laguarta and Mr. Maher had periodic and informal meetings and conversations regarding potential collaborative opportunities and combinations involving their respective companies and/or lines of business, although they did not discuss PepsiCo potentially acquiring WBD. Also during this time, PepsiCo considered and evaluated potential strategic opportunities involving WBD's dairy business based on WBD's publicly available information.

        In late August 2010, Mr. Laguarta met with Mr. Maher, Ms. Kagan and Sergey Plastinin, Chairman of the WBD Board and a Selling Shareholder, in WBD's offices in Moscow and discussed, among other things, potential strategic opportunities involving PepsiCo and WBD, including possible joint ventures involving WBD's dairy business.

        In late September 2010, PepsiCo provided WBD with a draft confidentiality agreement. The confidentiality agreement was entered into by the parties on October 12, 2010. During this period, PepsiCo continued to consider and evaluate WBD's business and a broad range of potential strategic opportunities involving PepsiCo and WBD, including PepsiCo acquiring a minority stake in WBD, formation of a joint venture between the companies and an acquisition of WBD by PepsiCo.

        During the month of October 2010, Mr. Laguarta and other PepsiCo representatives met with Mr. Maher and Dmitry Ivanov, WBD's Chief Financial Officer and a Selling Shareholder, at WBD's offices in Moscow. The WBD representatives presented information on a variety of topics, including WBD's supply chain, distribution and milk supply.

        On October 17, following those meetings, Indra K. Nooyi, PepsiCo's Chairman and Chief Executive Officer, Zein Abdalla, PepsiCo Europe's Chief Executive Officer, and Mr. Laguarta met with Mr. Maher and certain Selling Shareholders in Moscow and discussed, among other things, potential strategic opportunities relating to WBD's dairy business, including the possibility of a potential acquisition of WBD by PepsiCo.

        Over the next few days, PepsiCo contacted Centerview Partners LLC and Morgan Stanley & Co. Incorporated to provide financial advisory services to PepsiCo in connection with a potential business combination involving PepsiCo and WBD. In addition, PepsiCo contacted Davis Polk & Wardwell LLP ("Davis Polk") and Linklaters LLP to provide legal services to PepsiCo in connection with a potential business combination involving PepsiCo and WBD.

        In late October 2010, PepsiCo sent WBD an initial set of due diligence requests. From that time until the beginning of December 2010, PepsiCo conducted pre-announcement due diligence on WBD.

        In early November 2010, PepsiCo representatives, including Hugh F. Johnston, PepsiCo's Chief Financial Officer, Mr. Abdalla and Mr. Laguarta, along with representatives of PepsiCo's legal and financial advisors, met with Mr. Maher and Marina Kagan, WBD's Head of Public Affairs, in London. WBD's outside financial advisor, J.P. Morgan Securities Inc., and outside legal advisor, Latham & Watkins LLP ("Latham"), also participated in these meetings. The representatives of the respective companies discussed, among other things, a potential acquisition of WBD by PepsiCo, including potential acquisition structures and timing.

        In mid-November 2010, representatives of PepsiCo, WBD, and their respective legal and financial advisors met in Moscow to discuss a potential acquisition of the Selling Shareholders' WBD securities by PepsiCo. At these meetings, PepsiCo communicated to WBD a preliminary proposal by PepsiCo to acquire the Selling Shareholders' WBD securities for $126.00 per Share ($31.50 per ADS and GDS).

        Also during this period, Davis Polk provided a draft purchase agreement to WBD and its advisors, and the parties discussed the structure and terms and conditions of a potential acquisition of the Selling Shareholders' WBD securities by PepsiCo.

        At these meetings in Moscow, PepsiCo and WBD continued to discuss, among other things, the consideration to be paid by PepsiCo in a potential acquisition of the Selling Shareholders' WBD securities. Following negotiations, the parties agreed to propose and recommend to their respective constituencies a potential acquisition of the Selling Shareholders' WBD securities by PepsiCo at a price of $132.00 per Share ($33.00 per ADS and GDS). PepsiCo indicated that its willingness to acquire the securities at that price was expressly subject to its completion of additional pre-signing due diligence, the negotiation and finalization of definitive documentation and the approval of PepsiCo's Board of Directors (the "PepsiCo Board"). Further, PepsiCo communicated that the Selling Shareholders would need to approve the terms and conditions of the acquisition and pledge their unencumbered WBD securities to PepsiCo upon the parties entering into a purchase agreement. Following this preliminary agreement on price, PepsiCo executives met with certain of the Selling Shareholders and discussed the potential acquisition of their WBD securities by PepsiCo.

        Following these meetings in Moscow, representatives of PepsiCo and its advisors participated in conference calls with their counterparts regarding the potential acquisition. In particular, representatives of Davis Polk and Latham continued to negotiate the terms and conditions of the potential acquisition and related documentation and PepsiCo and its advisors continued to perform due diligence on WBD.

        On November 29, 2010, Mr. Maher informed the independent members of WBD's Board about the agreement with PepsiCo. No formal WBD Board meeting took place and no resolution was discussed or passed in connection with the transaction.

        On December 1, 2010, the PepsiCo Board held a special telephonic meeting. During the meeting, the PepsiCo Board, PepsiCo executives and representatives of PepsiCo's advisors in attendance discussed the potential acquisition of WBD by PepsiCo. Following discussions, the PepsiCo Board authorized PepsiCo to enter into definitive documentation relating to the proposed acquisition of the Selling Shareholders' WBD securities by PepsiCo at a price of $132 per Share ($33 per ADS and GDS).

        Following the PepsiCo Board meeting, PepsiCo, Purchaser, and certain shareholders of WBD entered into definitive agreements pursuant to which PepsiCo would acquire WBD securities representing approximately 66% of the outstanding Shares of WBD. The transaction was announced by a joint press release issued by PepsiCo and WBD on December 2, 2010.

        Between December 2, 2010 and January 31, 2011, as disclosed in PepsiCo's Schedule 13D filings, Purchaser acquired a total of approximately 19.5 million ADSs (representing approximately 11% of the outstanding Shares) through open-market purchases at a weighted average price of $32.11 per ADS.

        On January 28, 2011, PepsiCo announced that it had received all Russian regulatory approvals required in order to complete the transactions under the Purchase Agreement and, on February 3, 2011, Purchaser completed its acquisition of securities representing approximately 66% of the outstanding Shares of WBD pursuant to the Purchase Agreement. The acquisition increased

Purchaser's total ownership of WBD to the current level of approximately 77% of the outstanding Shares.

        On March 10, 2011, Purchaser commenced the Offers.

13.  Purpose of the Offers; Plans for WBD

  Purpose of the Offers

        Pursuant to terms of the Purchase Agreement, on February 3, 2011, we acquired Shares, ADSs and GDSs representing approximately 66% of the Shares for $132 per Share ($33 per ADS and GDS). Under Russian law, the acquisition of more than 30% of the outstanding Shares pursuant to the Purchase Agreement triggered a requirement to commence a mandatory cash tender offer for all of the remaining Shares of WBD (including Shares represented by ADSs and GDSs). We are conducting the U.S. Offer to facilitate ADS holders' ability to tender Shares represented by ADSs. The purpose of the Offers is to acquire 100% of the Shares, including Shares underlying ADSs and GDSs.

  Plans for WBD

        Upon completion of the Offers, PepsiCo expects to continue to review WBD's assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient in light of our review or future developments. We plan to propose the election of ten employees of the PepsiCo Group to WBD's Board at the next general shareholders' meeting of WBD, which is scheduled to occur on April 8, 2011. WBD's directors are elected by cumulative voting, and based on our current Share ownership, we will be able to elect at least nine of WBD's eleven directors.

        We currently do not intend to declare any dividends on Shares, although we reserve the right to change WBD's dividend policy. According to WBD's 20-F for the year ended December 31, 2009, under WBD's existing dividend policy, any dividend payment must be recommended by the WBD Board and approved by WBD's shareholders. In particular, dividends may be paid only out of net profits for the current year calculated under Russian accounting principles and must meet certain other conditions.

        Except as otherwise described in this U.S. Offer to Purchase, we have no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving WBD or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of WBD or any of its subsidiaries; (iii) any material change in the dividend rate or policy, the indebtedness or capitalization of WBD; (iv) any change in the present Board of Directors or management of WBD, including, but not limited to, any plans or proposals to change the number or the term of directors and to fill any existing vacancies on the WBD Board or to change any material term of the employment contract of any executive officer; or (v) any other material change in WBD's corporate structure or business.

14.  Conditions to the U.S. Offer

        There are no conditions to the U.S. Offer and, as a result, all ADSs validly tendered and not withdrawn will be accepted.

15.  Fees and Expenses

        We have retained Innisfree M&A Incorporated to act as the U.S. Information Agent and Deutsche Bank Trust Company Americas to act as the U.S. Tender Agent in connection with the U.S. Offer. The U.S. Information Agent may contact holders of ADSs by mail, telephone, telegraph, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the U.S. Offer to beneficial owners. The U.S. Information Agent and the U.S. Tender Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the U.S. Information Agent and the U.S. Tender Agent) for soliciting tenders of ADSs pursuant to the U.S. Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

16.  Miscellaneous

        The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the U.S. Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the U.S. Offer or the acceptance of ADSs, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the U.S. Offer to, nor will we accept tenders from or on behalf of, holders of ADSs in the relevant jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of PepsiCo or Purchaser not contained in this U.S. Offer to Purchase or in the ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the U.S. Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under "The Offer—Section 10—Certain Information Concerning Purchaser and PepsiCo—Additional Information".

                      Pepsi-Cola (Bermuda) Limited

March 10, 2011

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF PEPSICO

        The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of PepsiCo are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with PepsiCo. The business address of each director and officer is 700 Anderson Hill Road, Purchase, New York, NY 10577. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Zein Abdalla	Zein Abdalla, 52, became Chief Executive Officer of PepsiCo Europe in November 2009. Mr. Abdalla joined PepsiCo in 1995 and has held a variety of senior positions. He has served as General Manager of Tropicana Europe and Franchise Vice President for Pakistan and the Gulf region. From 2005 to 2008 he led PepsiCo's continental Europe operations. In September 2008 he went on to lead the complete portfolio of PepsiCo businesses in Europe. Prior to joining PepsiCo, Mr. Abdalla worked for Mars Incorporated in engineering and manufacturing roles, as well as in sales, marketing, human resources and general management.	United Kingdom
Saad Abdul-Latif
	Saad Abdul-Latif, 57, was appointed to the role of Chief Executive Officer of PepsiCo Asia, Middle East and Africa (AMEA) in November 2009. Mr. Abdul-Latif began his career with PepsiCo in 1982 where he held a wide range of international roles in PepsiCo's food and beverage businesses. In 1998, he was appointed General Manager for PepsiCo's beverage business in the MENAPAK Business Unit. In 2001, his region was expanded to include Africa and Central Asia. In 2004, the snacks business in his region was included under his leadership, forming the consolidated Middle East and Africa (MEA) Region. In September 2008, his responsibilities were extended to Asia, forming the new AMEA Division of PepsiCo International where he acted as President of AMEA.	Jordan

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Peter A. Bridgman	Peter A. Bridgman, 58, has been PepsiCo's Senior Vice President and Controller since August 2000. Mr. Bridgman began his career with PepsiCo at Pepsi-Cola International in 1985 and became Chief Financial Officer for Central Europe in 1990. He became Senior Vice President and Controller for Pepsi-Cola North America in 1992 and Senior Vice President and Controller for The Pepsi Bottling Group, Inc. in 1999.	United Kingdom
Shona L. Brown*
	Shona L. Brown, 45, is Senior Vice President, Business Operations of Google Inc., a position she has held since 2006. From 2003 to 2006 she served as Vice President, Business Operations of Google Inc., where she led internal business operations and people operations. From October 1995 to August 2003, Ms. Brown was at McKinsey and Company, a management consulting firm, where she had been a partner since December 2000. She is a director of the following non-profit organizations: San Francisco Jazz Organization; The Bridgespan Group; The Exploritorium and The Nature Conservancy. Ms. Brown was elected to PepsiCo's Board in March 2009.	Canada
Albert P. Carey
	Albert P. Carey, 59, was appointed President and Chief Executive Officer of Frito-Lay North America in June 2006. Mr. Carey began his career with Frito-Lay in 1981 where he spent 20 years in a variety of roles. He served as President, PepsiCo Sales from February 2003 until June 2006. Prior to that he served as Chief Operating Officer, PepsiCo Beverages & Foods North America from June 2002 to February 2003 and as PepsiCo's Senior Vice President, Sales and Retailer Strategies from August 1998 to June 2002.	United States
John C. Compton	John C. Compton, 49, has been Chief Executive Officer of PepsiCo Americas Foods since November 2007. Mr. Compton began his career at	United States

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
PepsiCo in 1983 as a Frito-Lay Production Supervisor in the Pulaski, Tennessee manufacturing plant. He has spent 26 years at PepsiCo in various Sales, Marketing, Operations and General Management assignments. From March 2005 until September 2006, he was President and Chief Executive Officer of Quaker, Tropicana, Gatorade, and from September 2006 until November 2007, he was Chief Executive Officer of PepsiCo North America. Mr. Compton served as Vice Chairman and President of the North American Salty Snacks Division of Frito-Lay from March 2003 until March 2005. Prior to that, he served as Chief Marketing Officer of Frito-Lay's North American Salty Snacks Division from August 2001 until March 2003.
Ian M. Cook*
	Ian M. Cook, 58, was elected a director of PepsiCo in 2008. He was named Chief Executive Officer and was elected to the board of Colgate-Palmolive Company in 2007 and became Chairman of the Board in January 2009. Mr. Cook joined Colgate in the United Kingdom in 1976 and progressed through a series of senior management roles around the world. In 2002, he became Executive Vice President, North America and Europe. In 2004, he became Chief Operating Officer, with responsibility for operations in North America, Europe, Central Europe, Asia and Africa. In 2005, he was named President and Chief Operating Officer, responsible for all Colgate operations worldwide.	United Kingdom
Massimo F. d'Amore
	Massimo Fasanella d'Amore, 55, has been Chief Executive Officer of PepsiCo Beverages Americas since February 2010. Mr. d'Amore was Chief Executive Officer of PepsiCo Americas Beverages from 2007 to February 2010 and was Executive Vice President, Commercial for PepsiCo International from 2005 to 2007. Prior to that, he served as President, Latin America Region for PepsiCo Beverages International from	Italy

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
February 2002 until November 2005 and as PepsiCo's Senior Vice President of Corporate Strategy and Development from August 2000 until February 2002. Mr. d'Amore began his career with the Company in 1995 as Vice President, Marketing for Pepsi-Cola International and was promoted to Senior Vice President and Chief Marketing Officer of Pepsi-Cola International in 1998. Before joining PepsiCo, he was with Procter & Gamble for 15 years in various international operations, marketing and general management positions.
Dina Dublon*
	Dina Dublon, 57, was elected a director of PepsiCo in 2005. Ms. Dublon retired from JP Morgan Chase & Co. in 2004, where she had served as Executive Vice President and Chief Financial Officer since 1998. She is a director of Microsoft Corp. and Accenture plc. She is also a director of the Global Fund for Women and the Women's Refugee Commission. She is a trustee of Carnegie Mellon University.	United States
Victor J. Dzau*
	Victor J. Dzau, MD, 65, was elected a director of PepsiCo in 2005. Dr. Dzau is Chancellor for Health Affairs at Duke University and President and Chief Executive Officer of the Duke University Health System since July 2004. Prior to that he served as Hersey Professor of Medicine at Harvard Medical School and Chairman of the Department of Medicine at Brigham and Women's Hospital in Boston, Massachusetts from 1996 to 2004. He is a member of the Institute of Medicine of the National Academy of Sciences and the European Academy of Sciences and Arts. He was the previous Chairman of the National Institutes of Health (NIH) Cardiovascular Disease Advisory Committee and he served on the Advisory Committee to the Director of NIH. Dr. Dzau has been named 2004 Distinguished Scientist of the American Heart Association and was the recipient of the 2004 Max Delbruck Medal, Berlin,	United States

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Germany, and the 2005 Ellis Island Medal of Honor. Dr. Dzau is also a director of Genzyme Corporation, Alnylam Pharmaceuticals, Inc. and Medtronic, Inc.
Eric J. Foss
	Eric J. Foss, 52, has been Chief Executive Officer of Pepsi Beverages Company since February 2010. Mr. Foss was Chief Executive Officer of The Pepsi Bottling Group, Inc. from July 2006 until February 2010. Mr. Foss served as PBG's Chief Operating Officer from September 2005 to July 2006. He was named President, PBG North America in 2001 after serving as Executive Vice President and General Manager of PBG North America since 2000. He joined PBG as Senior Vice President, U.S. Sales and Field Marketing in 1999 when PBG was spun off from PepsiCo in an initial public offering. Mr. Foss joined Pepsi-Cola Company in 1982 and held a variety of positions with increasing responsibility in the areas of sales, marketing and general management in the field and at headquarters. In 1990, Mr. Foss was named Vice President, Retail Strategy for Pepsi-Cola North America (PCNA). From 1994 to 1996, he served as General Manager of PCNA's Great West Business Unit. In 1996, he was named General Manager of Pepsi-Cola's Central Europe business.	United States
Richard Goodman
	Richard Goodman, 62, has been PepsiCo's Executive Vice President, Operations since March 2010. From 2006 until 2010, Mr. Goodman was PepsiCo's Chief Financial Officer and from 2003 until October 2006 Mr. Goodman was Senior Vice President and Chief Financial Officer of PepsiCo International. Prior to that, he served as Senior Vice President and Chief Financial Officer of PepsiCo Beverages International from 2001 to 2003 and as Vice President and General Auditor of PepsiCo from 2000 to 2001. Mr. Goodman joined PepsiCo in 1992 as Vice President of Corporate	United States

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Strategic Planning, International and held a number of senior financial positions with PepsiCo and its affiliates until 1997 when he left PepsiCo to pursue other opportunities. Before joining PepsiCo, Mr. Goodman was with W.R. Grace & Co. in a variety of global chief financial officer positions.
Ray L. Hunt*
	Ray L. Hunt, 67, is Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated, Inc., and was elected to PepsiCo's Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of numerous charitable and corporate organizations, including Bessemer Securities Corporation, Bessemer Securities LLC and King Ranch Inc.	United States
Alberto Ibargüen*
	Alberto Ibargüen, 67, was elected a director of PepsiCo in 2005. Mr. Ibargüen has been President and Chief Executive Officer of the John S. and James L. Knight Foundation since 2005. Mr. Ibargüen previously served as Chairman of Miami Herald Publishing Co., a Knight Ridder subsidiary, and as publisher of The Miami Herald and of El Nuevo Herald. He is a member of the boards of AMR Corporation, American Airlines, Inc., AOL, ProPublica and The Council on Foreign Relations. Mr. Ibargüen is also a member of the Board of The Newseum in Washington, D.C. and of the Worldwide Web Foundation in Switzerland.	United States
Hugh F. Johnston
	Hugh F. Johnston, 49, was appointed Chief Financial Officer in March 2010. He previously held the position of Executive Vice President, Global Operations since November 2009 and the position of President of Pepsi-Cola North America since November 2007. He was formerly PepsiCo's Executive Vice President, Operations, a position he held from October 2006 until November 2007.	United States

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
From April 2005 until October 2006, Mr. Johnston was PepsiCo's Senior Vice President, Transformation. Prior to that, he served as Senior Vice President and Chief Financial Officer of PepsiCo Beverages and Foods from November 2002 through March 2005, and as PepsiCo's Senior Vice President of Mergers and Acquisitions from March 2002 until November 2002. Mr. Johnston joined PepsiCo in 1987 as a Business Planner and held various finance positions until 1999 when he left to join Merck & Co., Inc. as Vice President, Retail, a position which he held until he rejoined PepsiCo in 2002. Prior to joining PepsiCo in 1987, Mr. Johnston was with General Electric Company in a variety of finance positions.
Mehmood Khan
	Dr. Mehmood Khan, 52, has been Chief Executive Officer of PepsiCo's Global Nutrition Group since November 2010 and PepsiCo's Chief Scientific Officer since 2008. Prior to joining PepsiCo, Dr. Khan served for five years at Takeda Pharmaceuticals in various leadership roles including President of Research and Development and Chief Medical Officer. Dr. Khan also served at the Mayo Clinic until 2003 as the director of the Diabetes, Endocrinology and Nutrition Clinical Unit and as Consultant Physician in Endocrinology.	United States
Arthur C. Martinez*
	Arthur C. Martinez, 71, is the former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., was elected to PepsiCo's Board in 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. He is a director of Liz	United States

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Claiborne, Inc., International Flavors and Fragrances, Inc., Interactive Corp (IAC) and American International Group (AIG), and Chairman of HSN, Inc. Mr. Martinez served on the Board of ABN-AMRO Holding N.V. from 2002 until 2010 and as its Chairman from 2006-2010.
Indra K. Nooyi*
	Indra K. Nooyi, 55, has been PepsiCo's Chief Executive Officer since 2006 and assumed the role of Chairman of PepsiCo's Board of Directors in 2007. She was elected to PepsiCo's Board of Directors and became President and Chief Financial Officer in 2001, after serving as Senior Vice President and Chief Financial Officer since 2000. Ms. Nooyi also served as PepsiCo's Senior Vice President, Corporate Strategy and Development from 1996 until 2000, and as PepsiCo's Senior Vice President, Strategic Planning from 1994 until 1996. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc.	United States
Sharon Percy Rockefeller*
	Sharon Percy Rockefeller, 66, was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public radio and television stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992 and is currently a director of the Public Broadcasting Service (PBS) in Washington, D.C. Ms. Rockefeller currently serves as a Trustee on the following non-profit boards: National Gallery of Art, The Museum of Modern Art, Johns Hopkins Medicine, Colonial Williamsburg Foundation and Rockefeller Philanthropy Advisors.	United States

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
James J. Schiro*	James J. Schiro, 65, was elected to PepsiCo's Board in 2003. Mr. Schiro was Chief Executive Officer of Zurich Financial Services from May 2002 to December 2009, after serving as Chief Operating Officer—Group Finance since March 2002. He joined Price Waterhouse in 1967, where he held various management positions. In 1994 he was elected Chairman and senior partner of Price Waterhouse, and in 1998 became Chief Executive Officer of PricewaterhouseCoopers, after the merger of Price Waterhouse and Coopers & Lybrand. Mr. Schiro is also a Director of Koninklijke Philips Electronics N.V., Goldman Sachs Group, Inc. and REVA Medical, Inc.	United States
Larry D. Thompson
	Larry D. Thompson, 65, became PepsiCo's Senior Vice President, Government Affairs, General Counsel and Secretary in November 2004. Prior to joining PepsiCo, Mr. Thompson served as a Senior Fellow with the Brookings Institution in Washington, D.C. and served as Deputy Attorney General in the U.S. Department of Justice. In 2002, he was named to lead the Department of Justice's National Security Coordination Council and was also named by President Bush to head the Corporate Fraud Task Force. In April 2000, Mr. Thompson was selected by Congress to chair the bipartisan Judicial Review Commission on Foreign Asset Control. Prior to his government career, he was a partner in the law firm of King & Spalding, a position he held from 1986 to 2001.	United States
Lloyd G. Trotter*
	Lloyd G. Trotter, 65, was elected a director of PepsiCo in 2008. Mr. Trotter is a managing partner at GenNx360 Capital Partners, a position he has held since February 2008. He served as Vice Chairman, General Electric, and as President and Chief Executive Officer of GE Industrial, from 2006 through February 2008. Between 1989 and 2006, he held various positions at GE,	United States

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
including Executive Vice President, Operations, from 2005 to 2006, President and Chief Executive Officer of GE Consumer and Industrial Systems from 1998 to 2005 and President and Chief Executive Officer, Electrical Distribution and Control from 1992 to 1998. Mr. Trotter was a director of Genpact Limited from 2007 to 2008. Mr. Trotter is also a director of Textron, Inc. and Daimler AG.
Cynthia M. Trudell
	Cynthia M. Trudell, 57, has been PepsiCo's Senior Vice President, Chief Personnel Officer since February 2007. Ms. Trudell served as a director of PepsiCo from January 2000 until her appointment to her current position. She was formerly Vice President of Brunswick Corporation and President of Sea Ray Group from 2001 until 2006. From 1999 until 2001, Ms. Trudell served as General Motors' Vice President, and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions. In 1995, she became plant manager at GM's Wilmington Assembly Center in Delaware. In 1996, she became President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu.	United States
Daniel Vasella*
	Daniel Vasella, 57, has been Chairman of the Board of Novartis AG since 1999. Dr. Vasella served as Chief Executive Officer of Novartis from 1999 to January 2010, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992. Dr. Vasella is also a Chairman of the Board of Alcon Laboratories, Inc. He was elected to PepsiCo's Board in 2002.	Switzerland

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

        The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. The business address of each director and officer is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Directors are identified by an asterisk and alternate directors are identified by two asterisks.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Melinda Brown*	Melinda Brown is the Vice President and Controller of PepsiCo Beverages Americas (PBA). She joined PepsiCo in 1983 and over her career has held various accounting and finance roles in Corporate and in the Beverage Segment. In addition, in her role as the PBA Controller, she is the Business person responsible for leading the North America One Up project.	United States
John C.R. Collis**	John Collis is Director and Head of the International Corporate Department of Conyers Dill & Pearman. Mr. Collis joined Conyers in 1983.	United Kingdom
Scott Davis*
	Scott Davis has been employed in Bermuda as a Corporate Manager with Codan Services Limited (Codan) since May 2002. In this role he provides corporate administrative services and acts as Company Secretary to an international clientele of corporations, partnerships and individuals. Prior to joining Codan, Mr. Davis held a number of senior management positions within the Royal Dutch/Shell Group of Companies.	Canada
Michael G. Frith*	Michael Frith is a director in the corporate department in the Bermuda office of Conyers Dill and Pearman. Michael joined Conyers in 2003.	United Kingdom
Julie E. McLean**	Julie McLean is a director in the Bermuda office of Conyers Dill & Pearman. Julie joined Conyers in 1993 and became director in 2002.	United States
Mary-Lynn B. Robinson*	Mary-Lynn B. Robinson has been the Finance Director for PepsiCo's Bermuda Office since September 2009. Prior to that, Mrs. Robinson was the Director of Finance for Covidien Ltd. from	Bermuda

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
April 2007 to August 2009, and was the Director of Finance for Bacardi Limited from March 2005 to April 2007. All positions were held in Bermuda and had the responsibility of all aspects of financial reporting.
Thomas H. Tamoney, Jr.*
	Thomas H. Tamoney, Jr. is Senior Vice President, Deputy General Counsel and Assistant Secretary of PepsiCo, a position he has held since 2006. From 2001 to 2006, he served as Associate General Counsel for PepsiCo. Prior to that, Mr. Tamoney was counsel for Pepsi-Cola North America issues for more than ten years. From 1982 through 1988, Mr. Tamoney was Division Counsel for the Europe, Middle East and Africa division of Pepsi International. He began his career with PepsiCo as Corporate Attorney in 1978. Mr. Tamoney is also Vice President of Pepsi-Cola (Bermuda) Limited.	United States
Lennaert ten Cate
	Lennaert ten Cate is the Vice President, Corporate Tax, Europe and AMEA of PepsiCo. He joined PepsiCo in the Netherlands in 1996 with responsibilities for PepsiCo's holding company structure. From November 1998 to July 2003 he had responsibilities for the Asia Pacific region based out of PepsiCo offices in London and Hong Kong. He returned to London in July 2003 as Tax Director, Europe and MEA and was promoted to Vice President, Europe and AMEA in March 2008.	Netherlands

        If you have questions or need additional copies of this U.S. Offer to Purchase and the related ADS Letter of Transmittal, you can contact the U.S. Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The U.S. Information Agent for the Offer is:

501 Madison Avenue
New York, NY 10022

ADS Holders May Call:
Toll-Free (877) 750-9496 (for ADS Holders in the U.S. and Canada)
or
(412) 232-3651 (for ADS Holders in Other Countries)

ADS Holders in the EU May Also Call:
Innisfree's wholly owned subsidiary,
Lake Isle M&A Incorporated, free-phone at +00-800-7710-9971

Banks and Brokers May Call Collect: (212) 750-5833

        The ADS Letter of Transmittal, Receipts and any other required documents, if applicable, should be sent to the U.S. Tender Agent at one of the addresses or the facsimile set forth below:

The Tender Agent for the U.S. Offer is:

If delivering by mail:
Deutsche Bank Trust Company Americas
c/o American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042	If delivering by hand or courier:
Deutsche Bank Trust Company Americas
c/o American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

Facsimile Number:
(718) 234-5001

For Assistance Call: (877) 248-6417 or (718) 921-8317